Exhibit 10.1

EXECUTION VERSION

INVESTMENT AGREEMENT

by and among

THE PURCHASERS NAMED HEREIN

and

TALON THERAPEUTICS, INC.

JANUARY 9, 2012

TABLE OF CONTENTS

SECTION 1.	AUTHORIZATION OF SECURITIES	1

SECTION 2.	PURCHASE AND SALE OF SECURITIES	2
2.1.	Issuance and Sale of First Tranche Shares	2
2.2.	Additional Issuances	2
2.3.	Closings and Closing Dates	3
2.4.	Closing Adjustments	4
2.5.	Deerfield Participation Rights	6

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8
3.1.	Corporate Organization	8
3.2.	No Subsidiaries	9
3.3.	Capitalization	9
3.4.	Authorization	10
3.5.	No Conflicts	11
3.6.	Approvals	11
3.7.	Reports and Financial Statements	12
3.8.	Absence of Certain Developments	14
3.9.	Compliance	14
3.10.	Litigation	15
3.11.	Absence of Undisclosed Liabilities	15
3.12.	Change in Ownership	15
3.13.	Employment Matters	16
3.14.	Tax Matters	17
3.15.	Contracts	18
3.16.	Intellectual Property	20
3.17.	Insurance	21
3.18.	Environmental Liability	21
3.19.	Transactions with Related Parties	22
3.20.	Property	22
3.21.	Indebtedness	22
3.22.	Accuracy of Information	23
3.23.	Registration Rights; Voting Rights	23
3.24.	Private Offering	23
3.25.	Investment Banking	23
3.26.	Takeover Provision	24
3.27.	Miscellaneous Securities Law Matters	24
3.28.	Accountants	24
3.29.	Section 16 Matters	24
3.30.	FDA and Related Matters	24

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS	25

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SECTION 5.	ADDITIONAL AGREEMENTS OF THE PARTIES	27
5.1.	Reasonable Best Efforts; Further Assurances	27
5.2.	Indemnity	27
5.3.	Consents and Approvals; Stockholder Approval; HSR Act	29
5.4.	Use of Proceeds	31
5.5.	Takeover Provisions	31
5.6.	Section 16 Matters	32
5.7.	Registration and Listing	32
5.8.	Private Offering	33
5.9.	Form D and Blue Sky	33
5.10.	Tax Treatment of Preferred Stock	33
5.11.	Legends	34
5.12.	Limitation on Conversion	34
5.13.	Notice of Marketing Approval	35
5.14.	Stockholder Approval	35
5.15.	Deerfield Board Representation	35
5.16.	Issuance of Series A-2 Preferred Pursuant to Deerfield Loan Agreement	37
5.17.	Proposed Alternate Financing	37

SECTION 6.	CONDITIONS TO THE FIRST CLOSING	38
6.1.	Purchasers’ Actions to be Taken at the First Closing	38

SECTION 7.	CLOSING DELIVERIES FOR ADDITIONAL PURCHASES OF SERIES A PREFERRED	40
7.1.	Series A-3 Additional Investment Closing	40

SECTION 8.	INTERPRETATION OF THIS AGREEMENT	40
8.1.	Terms Defined	40
8.2.	Accounting Principles	52
8.3.	Governing Law	52
8.4.	Paragraph and Section Headings	52

SECTION 9.	MISCELLANEOUS	53
9.1.	Notices	53
9.2.	Expenses and Taxes	53
9.3.	Reproduction of Documents	54
9.4.	Survival	54
9.5.	Successors and Assigns	55
9.6.	Entire Agreement; Amendment and Waiver	55
9.7.	Severability	55
9.8.	Limitation on Enforcement of Remedies	55
9.9.	Lost Certificates Evidencing Shares; Exchange	56
9.10.	Terms Generally	56
9.11.	Draftsmanship	56
9.12.	Counterparts	57
9.13.	Several and Not Joint	57
9.14.	Specific Performance	57
9.15.	Waiver of Anti-Dilution Adjustment	57
9.16.	No Recourse	58

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Exhibit A	Series A-3 Preferred Certificate of Designation
Exhibit B	Series A-1 Amendment
Exhibit C	Series A-2 Amendment
Exhibit D	Opinion of Fredrikson & Byron, P.A.
Exhibit E	Certificate of Conversion
Exhibit F	Form of Voting Agreement
Exhibit G	Amendment to 2010 Investment Agreement
Exhibit H	Amendment to Deerfield Loan Agreement
Exhibit I	Amendment to Registration Rights Agreement
Exhibit J	Form of Charter Amendment

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TALON THERAPEUTICS, INC.

INVESTMENT AGREEMENT

Dated as of January 9, 2012

Talon Therapeutics, Inc., a Delaware corporation (the “Company”), hereby agrees with (i) Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (together with any successor, assign or transferee, including any transferee of the Securities (as defined herein), “WPX”), and Warburg Pincus X Partners, L.P., a Delaware limited partnership (together with any successor, assign or transferee, including any transferee of the Securities, “WP Partners”, and together with WPX, each a “WP Purchaser” and collectively the “WP Purchasers”), and (ii) Deerfield Private Design Fund, L.P., a Delaware limited partnership (together with any successor, assign or transferee, including any transferee of the Securities, “Deerfield Private Design”), Deerfield Private Design International, L.P., a limited partnership organized under the laws of the British Virgin Islands (together with any successor, assign or transferee, including any transferee of the Securities, “Deerfield Private Design International”), Deerfield Special Situations Fund, L.P., a Delaware limited partnership (together with any successor, assign or transferee, including any transferee of the Securities, “Deerfield Special Situations”), and Deerfield Special Situations Fund International Limited, an entity organized under the laws of the British Virgin Islands (together with any successor, assign or transferee, including any transferee of the Securities, “Deerfield Special Situations Fund International”, and together with Deerfield Private Design, Deerfield Private Design International and Deerfield Special Situations, each a “Deerfield Purchaser” and collectively the “Deerfield Purchasers”, and together with the WP Purchasers, each a “Purchaser” and collectively the “Purchasers”), as follows:

SECTION 1.           AUTHORIZATION OF SECURITIES

The Company has duly authorized the issuance and sale of 140,000 shares of the Company’s Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred”), which shares of Series A-2 Preferred will be, upon issuance, convertible into authorized but unissued shares (“Series A-2 Conversion Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), and will have the terms set forth in the Series A-2 Certificate of Designation, as amended pursuant to the Series A-2 Amendment.  The Company has duly authorized the issuance and sale of 600,000 shares of the Company’s Series A-3 Convertible Preferred Stock (the “Series A-3 Preferred”), which shares of Series A-3 Preferred will be, upon issuance, convertible into authorized but unissued shares (“Series A-3 Conversion Shares”) of Common Stock, and will have the terms set forth in the Certificate of Designation for such Series A-3 Preferred attached hereto as Exhibit A (the “Series A-3 Certificate of Designation”).  References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement, including the Transaction Documents.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 8.1 of this Agreement.

SECTION 2.          PURCHASE AND SALE OF SECURITIES

2.1.           Issuance and Sale of First Tranche Shares.  Subject to the terms and conditions set forth in this Agreement, and in reliance upon the Company’s and each Purchaser’s representations set forth herein, on the First Closing Date (as defined below), the Company shall issue and sell to the Purchasers free and clear of all Liens, and the Purchasers shall severally purchase from the Company, the number of shares of Series A-2 Preferred set forth opposite each Purchaser’s name on Schedule 2.1 (collectively such shares are referred to as the “First Tranche Shares”) for the aggregate cash purchase price set forth opposite each Purchaser’s name on Schedule 2.1 for such First Tranche Shares (such aggregate purchase price, the “First Tranche Purchase Price”).  The purchase and sale of the First Tranche Shares shall be effected on the First Closing Date by (i) the Company executing and delivering to the WP Purchasers, duly registered in each WP Purchaser’s name, duly executed stock certificates evidencing the First Tranche Shares being purchased by each WP Purchaser, and (ii) the Company executing and delivering to the Deerfield Purchasers, duly registered in each Deerfield Purchaser’s name, duly executed stock certificates evidencing the First Tranche Shares being purchased by each Deerfield Purchaser, in the case of each of (i) and (ii), against delivery by such Purchaser to the Company of the portion of First Tranche Purchase Price payable by such Purchaser, by wire transfer of immediately available funds to the Company’s bank account previously provided to the Purchasers by the Company (the “Company Bank Account”).

2.2.           Additional Issuances.  From and after the date hereof and until the first anniversary of the Marketing Approval Date, the WP Purchasers shall have the right, but not the obligation, to purchase up to the maximum number of shares of Series A-3 Preferred set forth on Schedule 2.2 (the “Maximum Series A-3 Additional Investment Shares”), which right shall be exercisable in one transaction or in separate transactions in accordance with Section 2.3(b) (each such purchase, a “Series A-3 Additional Investment Tranche”); provided that for the avoidance of doubt, the WP Purchasers may elect to purchase more than one Series A-3 Additional Investment Tranche so long as the aggregate number of Series A-3 Additional Investment Shares purchased under this Section 2.2 does not exceed the Maximum Series A-3 Additional Investment Shares, and (ii) in the event the WP Purchasers elect to purchase one or more Series A-3 Additional Investment Tranches, they shall be obligated to purchase at least the “Minimum Number of Series A-3 Preferred” as indicated on Schedule 2.2 (the “Minimum Series A-3 Additional Investment Shares”) in connection with such purchase, unless, as a result of a previous Series A-3 Additional Investment Tranches, the difference between (x) the Maximum Series A-3 Additional Investment Shares, and (y) the Series A-3 Preferred purchased in such one or more Series A-3 Additional Investment Tranches, is less than the Minimum Series A-3 Additional Investment Shares, in which case the WP Purchasers may elect to purchase such difference.  Subject to the foregoing sentence and the other terms and conditions set forth in this Agreement, and in reliance upon the Company’s and the WP Purchasers’ representations set forth herein, on a Series A-3 Additional Investment Closing Date (as defined below), the Company shall issue and sell to the WP Purchasers free and clear of all Liens, and the WP Purchasers shall purchase from the Company, the number of shares of Series A-3 Preferred elected to be purchased by the WP Purchasers on such Series A-3 Additional Investment Closing Date (collectively the shares to be sold and purchased on such Series A-3 Additional Investment Closing Date are referred to as “Series A-3 Additional Investment Shares”) for the aggregate cash purchase equal to the product of the price per share set forth on Schedule 2.2 and the applicable number of Series A-3 Additional Investment Shares (the “Series A-3 Additional Investment Purchase Price”), which Series A-3 Additional Investment Shares and Series A-3 Additional Investment Purchase Price shall be allocated between the WP Purchasers as set forth in a Series A-3 Additional Investment Notice (as defined below).  The purchase and sale of Series A-3 Additional Investment Shares shall be effected on the applicable Series A-3 Additional Investment Closing Date by the Company executing and delivering to the WP Purchasers, duly registered in each WP Purchaser’s name, duly executed stock certificates evidencing the Series A-3 Additional Investment Shares being purchased by such WP Purchaser on such Closing Date, against delivery by such WP Purchaser to the Company of the Series A-3 Additional Investment Purchase Price payable by such WP Purchaser for such Shares, in each case as set forth in a Series A-3 Additional Investment Notice, by wire transfer of immediately available funds to the Company Bank Account.

2.3.           Closings and Closing Dates.

(a)           The closing of the transactions contemplated by Section 2.1 of this Agreement (the “First Closing”) shall take place at 10:00 a.m., New York City time, on the date hereof immediately following the execution and delivery of this Agreement by each of the parties hereto (the “First Closing Date”).

(b)           Subject to Section 2.2, in order to purchase a Series A-3 Additional Investment Tranche, the WP Purchasers shall send notice of such to the Company and the Deerfield Purchasers at any time on or prior to the first anniversary of the Marketing Approval Date (a “Series A-3 Additional Investment Notice”), which notice shall specify the number of shares of Series A-3 Preferred the WP Purchasers elect to purchase as part of a Series A-3 Additional Investment Tranche at such time, a calculation of the Series A-3 Additional Investment Purchase Price therefor and the allocation of such among the WP Purchasers (subject to the Maximum Series A-3 Additional Investment Shares and the Minimum Series A-3 Additional Investment Shares).  Subject to a Series A-3 Additional Investment Notice being given, the closing of the purchase of the Series A-3 Additional Investment Tranche specified in such Series A-3 Additional Investment Notice (a “Series A-3 Additional Investment Closing”) shall take place at 10:00 a.m., New York City time, on the seventeenth (17th) calendar day immediately following the date on which such Series A-3 Additional Investment Notice is given or on such later date as may be mutually agreed in writing by the Company and the WP Purchasers (the “Series A-3 Additional Investment Closing Date”); provided that, subject to compliance with Section 7.1, in no event shall such Series A-3 Additional Investment Closing Date take place later than the twentieth (20th)  calendar day after the date the applicable Series A-3 Additional Investment Notice is given.

(c)           Each Closing shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York, or such other location as the WP Purchasers and the Company shall mutually select.

(d)           Notwithstanding anything to the contrary set forth herein, unless waived in writing by the WP Purchasers, the time periods to effect a Closing set forth in this Section 2.3 shall be automatically extended to the extent of any Antitrust Extension Period or Section 16(b) Extension Period.

(e)           The Company and the Deerfield Purchasers each acknowledge that the WP Purchasers shall have no obligation whatsoever to exercise their rights to purchase Series A-3 Additional Investment Shares and that the WP Purchasers have made no commitment or other guarantee to purchase any such shares and the decision to exercise such rights shall be solely within the control of the WP Purchasers.

(f)           Notwithstanding anything to the contrary set forth herein, the WP Purchasers may revoke a Series A-3 Additional Investment Notice at any time prior to the Closing applicable thereto by the WP Purchasers advising the Company and the Deerfield Purchasers in writing of such revocation.  In the event a notice is so revoked, (i) the Deerfield Purchasers shall no longer have any rights to purchase any Shares in connection with such revoked notice, and (ii) the Purchasers shall retain the right to purchase the Shares set forth in such notice in the future, subject to the terms and conditions of this Agreement, by again complying with the procedures set forth herein with respect to the purchase of such Shares.

2.4.           Closing Adjustments.

(a)           In connection with a Closing hereunder, the Company shall, concurrently with the issuance of the Shares being issued at such Closing, pay to the Purchaser thereof an aggregate amount equal to the product of (i) the number of Shares being issued to such Purchaser at such Closing, multiplied by (ii) the Dividend Equivalent Amount reserved for such Shares under Section 3(d) of the Series A-2 Certificate of Designation or Section 3(d) of the Series A-3 Certificate of Designation, as applicable, at the time of such Closing, if any.

(b)           Notwithstanding anything in this Agreement to the contrary, unless waived in writing in advance by the WP Purchasers, the Company shall not directly or indirectly effect or cause to be effected any transaction with a Person (other than the WP Purchasers and other than the issuance of the shares of Series A-2 Preferred or Series A-3 Preferred, as applicable, contemplated pursuant to this Agreement) that would reasonably be expected to result in a Change of Control unless such Person shall have provided prior assurance in writing to the Purchasers (in a form that is reasonably satisfactory to the WP Purchasers) that the terms of this Agreement, including this Section 2.4, shall be fully performed (i) by the Company or (ii) by such Person if it is the successor of the Company or if the Company is its direct or indirect subsidiary.

(c)           In the event that a Change of Control (other than an Exempt Change of Control) occurs after the date hereof and prior to issuance of the maximum number of shares of Series A-3 Preferred issuable pursuant to this Agreement, the WP Purchasers shall have the right to elect to receive upon such Change of Control, which right shall be exercisable by the WP Purchasers in their sole discretion, the fair market value of up to the Maximum Series A-3 Additional Investment Shares less any shares of Series A-3 Preferred that have already been purchased in any Series A-3 Additional Investment Tranche (or such shares of stock or other securities or property (including cash) into which such Series A-3 Additional Investment Shares may have become exchangeable as a result of such Change of Control), as if the WP Purchasers had purchased such Series A-3 Additional Investment Shares immediately prior to such Change of Control (which shall include for clarity acceleration of the full five (5) years of accretion on such Series A-3 Preferred as contemplated pursuant to the terms therein). For illustrative purposes only, (i) if the WP Purchasers have already purchased 500,000 shares of Series A-3 Preferred prior to the date of a Change of Control and 100,000 Series A-3 Additional Investment Shares remain available for purchase by the WP Purchasers and (ii) the fair market value of each share of Series A-3 Preferred (with the number of shares of Series A-3 Preferred deemed to include such 100,000 Series A-3 Additional Investment Shares) is equal to $110, the WP Purchasers would have the right to elect to receive $1,000,000 in the aggregate or, with respect to each such Series A-3 Additional Investment Share, an amount equal to $10 (with such per share amount representing the $110 fair market value of each share of Series A-3 Preferred less the $100 purchase price per share for each such Series A-3 Additional Investment Share). In the event that the WP Purchasers elect to receive amounts under this Section 2.4(c), the Deerfield Purchasers shall be entitled to collectively receive the Deerfield Pro Rata Portion of any such amounts and the amounts to be paid to the WP Purchasers shall be proportionately reduced; provided, however, that the Deerfield Purchasers shall have no right to receive any amount payable pursuant to this Section 2.4(c) if the Change of Control occurs after the Deerfield Termination Date.  Any amounts payable pursuant to this Section 2.4(c) shall be computed irrespective of whether there has been a Marketing Approval Date.  In the event that one or more Purchasers elect to receive amounts payable under this Section 2.4(c), all rights under Section 2.2 to purchase any remaining Series A-3 Additional Investment Shares then available for purchase shall terminate upon payment of such amounts.

In the event of a Change of Control (other than an Exempt Change of Control), the Company shall provide notice of the expected date of consummation of such Change of Control at least ten (10) Business Days prior to such date (or such shorter date as may be permitted by the WP Purchasers), which notice shall specify its calculation of fair market value of each share of Series A-3 Preferred hereunder and the expected date of consummation of such Change of Control (a “Change of Control Notice”).  Such fair market value shall be determined in good faith by the Board of Directors of the Company (the “Board”) and shall be paid in cash or, to the extent that shares of Series A-3 Preferred already outstanding at the time of the Change of Control are exchangeable for securities or other property in connection with such Change of Control, such securities or other property exchangeable in respect of Series A-3 Preferred.  For purposes of determining the fair market value for each share of Series A-3 Preferred described in the first paragraph of this Section 2.4(c), (x) the number of shares of Series A-3 Preferred shall be deemed to include the shares of Series A-3 Additional Investment Shares which remain available for purchase by the WP Purchasers as of immediately prior to such Change of Control and (y) the aggregate amount available for payment to holders of capital stock of the Company shall be computed to include an amount equal to the aggregate purchase price for such shares of Series A-3 Additional Investment Shares which remain available for purchase by the WP Purchasers as of immediately prior to such Change of Control as if such aggregate purchase price had been paid to the Company (as illustrated in the example in the preceding paragraph).  The WP Purchaser may elect (a “WP Change of Control Election”) to receive amounts payable under this Section 2.4(c) by sending a notice of such election, which notice shall specify the number of Series A-3 Preferred it elects to receive consideration for hereunder, to the Company and the Deerfield Purchasers within five (5) Business Days of receipt of a Change of Control Notice.  In the event the WP Purchasers send a WP Change of Control Election, and provided that the Deerfield Termination Date has not yet occurred, the Deerfield Purchasers may elect to collectively receive the Deerfield Pro Rata Portion of amounts to be paid to the WP Purchasers by sending a notice of such to the WP Purchasers and the Company within three (3) Business Days of receipt of the WP Change of Control Election (which notice shall set forth the allocation of such Deerfield Pro Rata Portion among the Deerfield Purchasers).  All amounts payable to the WP Purchasers and the Deerfield Purchasers under this Section 2.4(c) shall be paid promptly upon a Change of Control and in any event within two (2) Business Days of consummation of such Change of Control.  All amounts payable under this Section 2.4(c) shall be paid to the WP Purchasers and, if applicable, the Deerfield Purchasers in priority to any payments to the holders of Common Stock in connection with such Change of Control.  The determination of “fair market value” under this Section 2.4(c) shall be made by the Board acting in good faith.

2.5.           Deerfield Participation Rights

(a)           Subject to Section 2.5(c), to the extent the WP Purchasers elect to purchase a Series A-3 Additional Investment Tranche (each, an “Additional Issuance”), the Deerfield Purchasers shall collectively have the right, but not the obligation (the “Deerfield Participation Right”), to purchase the Deerfield Pro Rata Portion (no more and no less) of the Series A-3 Additional Investment Shares (“Deerfield Participation Shares”) to be purchased by the WP Purchasers as part of such Additional Issuance. Subject to Section 2.5(c), with respect to an Additional Issuance, (i) the Deerfield Purchasers shall jointly and severally be obligated to pay the Deerfield Pro Rata Portion of the Series A-3 Additional Investment Purchase Price (“Deerfield Participation Purchase Price”), and (ii) the number of Shares to be purchased by the WP Purchasers in connection therewith and the purchase price therefor shall be reduced by the Deerfield Participation Shares and the Deerfield Participation Purchase Price, as the case may be (and the remaining Shares and purchase price shall be allocated among the WP Purchasers in accordance with the proportional allocation set forth in the notice sent by the WP Purchasers to purchase such Shares).

(b)           Until the occurrence of a Deerfield Participation Right Termination Event,

        (i)          the Deerfield Purchasers shall be deemed to have exercised the Deerfield Participation Right in connection with each Additional Issuance, if any, without the need to provide any notice to the Company or the WP Purchasers;

        (ii)         the Company agrees to notify the Deerfield Purchasers of the applicable Closing Date at least fifteen (15) calendar days prior to the date thereof;

        (iii)        subject to the receipt by the Deerfield Purchasers of the documents set forth in Sections 7.1 (unless waived by the WP Purchasers, in which case the right to receive such documents shall be waived with respect to all Purchasers, including the Deerfield Purchasers) hereof with respect to the applicable Closing and the other terms and conditions set forth in this Agreement, and in reliance upon the Company’s and the Deerfield Purchasers’ representations set forth herein, on the applicable Closing Date, the Company shall issue and sell to the Deerfield Purchasers free and clear of all Liens, and the Deerfield Purchasers shall purchase from the Company, the applicable Deerfield Participation Shares for the applicable Deerfield Participation Purchase Price; and

        (iv)        subject to Section 2.5(d), the purchase and sale of Deerfield Participation Shares shall be effected on the applicable Closing Date by the Company’s executing and delivering to the applicable Deerfield Purchasers, duly registered in the applicable Deerfield Purchasers’ names, duly executed stock certificates evidencing the applicable Deerfield Participation Shares being purchased (allocated in accordance with Section 2.5(d)(iii)), against delivery by the Deerfield Purchasers to the Company of the Deerfield Participation Purchase Price payable by the Deerfield Purchasers, by wire transfer of immediately available funds to the Company Bank Account.

(c)           Notwithstanding anything to the contrary set forth herein, upon the date of the occurrence of a Deerfield Participation Right Termination Event (such date, the “Deerfield Termination Date”), (A) subject to the Company’s right to specific performance under Section 9.14, the Deerfield Purchasers’ rights to purchase Shares hereunder and the Deerfield Participation Right with respect to Additional Issuances shall automatically terminate with respect to each Deerfield Purchaser, (B) Section 2.4(c) shall terminate with respect to each Deerfield Purchaser, (C) Sections 5.4 and 5.10 of the 2010 Investment Agreement shall terminate with respect to each Deerfield Purchaser, (D) Section 5.15 of this Agreement shall terminate with respect to the Deerfield Funds, except that in no event shall the provisions of Section 5.15 terminate earlier than the second (2nd) Business Day following the date on which shares of Series A-2 Preferred are actually delivered (by certificate or in book entry form) to the Deerfield Funds for interest payable with respect to the quarter ended September 30, 2012 pursuant to the provisions of Section 2.8 of the Deerfield Loan Agreement, (E) subject to the limitations on conversion applicable to the Deerfield Purchasers in Section 5.12 herein (which, upon the occurrence of a Deerfield Participation Right Termination Event, may be waived by the WP Purchasers in their sole discretion) all shares of Series A Preferred purchased by the Deerfield Purchasers from the Company shall be automatically converted effective as of the Deerfield Termination Date into Common Stock at the then applicable conversion rates set forth in the Series A-1 Certificate of Designation, Series A-2 Certificate of Designation or Series A-3 Certificate of Designation, as applicable, and (F) with respect to any shares of Series A-3 Preferred purchased by the Deerfield Purchasers that are not automatically converted to Common Stock pursuant to clause (E) above due to the limitations on conversion applicable in Section 5.12, the Company, with the prior written consent of the WP Purchasers, shall have the right, but not the obligation, at any time within one hundred twenty (120) days following the Deerfield Termination Date to repurchase any such shares of Series A-3 Preferred for the lesser of (y) the stated value thereof plus accrued dividends (if any) as determined in accordance with the Series A-3 Certificate of Designation, and (z) only with respect to shares of Series A-3 Preferred having the terms set forth on Annex I of the Series A-3 Certificate of Designation, the value of the “common stock equivalent” of such Series A-3 Preferred as determined in accordance with Section 6(a)(ii) of Annex I of the Series A-3 Certificate of Designation.  Notwithstanding anything to the contrary set forth under the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation or the Series A-3 Certificate of Designation, as applicable, the Deerfield Purchasers acknowledge and agree that in connection with the enforcement of the Company’s rights under this Section 2.5(c), the Company shall not be obligated to comply with any requirements under such documents with respect to the conversion or repurchase of shares of Series A-1 Preferred, Series A-2 Preferred or Series A-3 Preferred, as applicable, the Company shall be authorized to complete blank information (if any) in the Certificate of Conversion (which shall be automatically effective on the Deerfield Termination Date) and at the request of the Company, the Deerfield Purchasers shall promptly deliver their shares of Series A-1 Preferred, Series A-2 Preferred or Series A-3 Preferred and any other documents reasonably requested by the Company in connection with the exercise of the Company’s rights under this Section 2.5(c).  Furthermore, in the event of a Deerfield Participation Right Termination Event, the WP Purchasers shall have the right, but not the obligation, to purchase up to the number of Shares the Deerfield Purchasers would have purchased at such Closing and any future Closing.

(d)           The Deerfield Purchasers shall be entitled to allocate the Deerfield Participation Shares in any manner between them; provided, however, that (i) for the avoidance of doubt, in no event shall the Deerfield Participation Shares purchased by the Deerfield Purchasers collectively as a group in connection with an Additional Issuance be more or less than the Deerfield Pro Rata Portion of the Series A-3 Additional Investment Shares to be issued in connection such Additional Issuance, (ii) notwithstanding the allocation of Deerfield Participation Shares among the Deerfield Purchasers, the Deerfield Purchasers shall be jointly and severally liable for the entire Deerfield Participation Purchase Price and all other obligations of the Deerfield Purchasers hereunder applicable to the exercise of the Deerfield Participation Right, and (iii) the Deerfield Purchasers shall notify the Company of the allocation of Deerfield Participation Shares among Deerfield Purchasers in connection with an exercise of the Deerfield Participation Right at least three (3) Business Days prior to the Closing of the applicable Additional Issuance.

SECTION 3.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company to the Purchasers are qualified in their entirety by reference to the disclosure (i) in the Reference SEC Reports and (ii) set forth in the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to each Purchaser concurrently with the execution of this Agreement.  Each disclosure set forth in the Company Disclosure Letter shall identify items of disclosure by reference to a particular Section or Subsection of this Agreement; provided, however, that any disclosure contained in any section of the Company Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Section 3 to the extent the applicability of the disclosure to such other section is reasonably apparent from the text of the disclosure made.  Subject to the foregoing, the Company hereby represents and warrants to the Purchasers that as of the date hereof and each Closing Date (except to the extent made only as of a specified date, in which case as of such date):

3.1.           Corporate Organization

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Purchasers have been provided true and complete copies of the Certificate of Incorporation of the Company and Bylaws of the Company, in each case as in effect immediately prior to the First Closing.

(b)           The Company has all requisite power and authority to own its properties and to carry on its business as now conducted.  The Company has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder.

(c)           The Company has filed all necessary documents to qualify to do business as a foreign corporation in, and the Company is in good standing under, the laws of each jurisdiction in which the conduct of the Company’s business or the nature of the property owned requires such qualification, except where the failure to so qualify would not have, or would not reasonably be expected to have, a Material Adverse Effect.

3.2.           No Subsidiaries

The Company does not own any stock of, or any equity participation in, any Person.  There are no Subsidiaries of the Company.

3.3.           Capitalization

(a)           On the date hereof and after giving effect to the Series A-1 Amendment and Series A-2 Amendment, the authorized capital stock of the Company consists of 350,000,000 shares of its Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Authorized Preferred Stock”), 412,562, 140,000 and 600,000 of which have been designated as Series A-1 Preferred, Series A-2 Preferred or Series A-3 Preferred, respectively, in accordance with the terms of the Transaction Documents.  As of the close of business on the Business Day prior to the date of this Agreement, (i) 21,778,812 shares of Common Stock were issued and outstanding and there were no shares of Common Stock held in the treasury of the Company, (ii) 412,562 shares of Series A-1 Preferred were issued and outstanding and there were no shares of Series A-1 Preferred held in the treasury of the Company, (iii) 63,079,720 shares of Common Stock are issuable upon conversion of the outstanding shares of Series A-1 Preferred, (iv) no shares of Series A-2 Preferred were issued and outstanding, (v) no shares of Series A-3 Preferred were issued and outstanding, (vi) warrants to purchase up to 1,966,780 shares of Common Stock were issued and outstanding, as described in the Company SEC Reports filed prior to June 7, 2010 and (vii) 9,268,528 shares of Common Stock were reserved for issuance pursuant to the Company’s option plans and equity incentive programs as described in the Company SEC Reports filed prior to December 31, 2011.  Since the Business Day prior to the date of this Agreement until the First Closing, except in connection with the transactions contemplated by the Transaction Documents, the Company has not (x) issued or authorized the issuance of any shares of Common Stock or Authorized Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Authorized Preferred Stock, (y) reserved for issuance any shares of Common Stock or Authorized Preferred Stock or (z) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Authorized Preferred Stock.  On a pro forma basis, as of the First Closing (assuming that the First Tranche Shares have been issued as set forth on Schedule 2.1 hereto and that no options have been exercised since the close of business on the Business Day prior to the date of this Agreement), (1) 21,778,812 shares of Common Stock will be issued and outstanding and none of which shares will be held in the treasury of the Company, (2) 412,562 shares of Series A-1 Preferred will be issued and outstanding, (3) 63,126,185 shares of Common Stock will be issuable upon conversion of the outstanding shares of Series A-1 Preferred, (4) 85,580,453 shares of Common Stock will be reserved for issuance pursuant to conversion of the Series A-1 Preferred, (5) 116,826 shares of Series A-2 Preferred will be issued and outstanding (including 6,826 shares of Series A-2 Preferred issued to the Deerfield Purchasers pursuant to the terms of the Deerfield Loan Agreement (as amended by the Amendment to Deerfield Loan Agreement)), (6) 116,549,815 shares of Common Stock will be reserved for issuance pursuant to conversion of the Series A-2 Preferred, (7) no shares of Series A-3 Preferred will be issued and outstanding, (8) warrants to purchase up to 1,966,780 shares of Common Stock will be issued and outstanding, as described in the Company SEC Reports filed prior to June 7, 2010, (9) 9,268,528 shares of Common Stock will be reserved for issuance pursuant to the Company’s option plans and equity incentive programs, as described in the Company SEC Reports filed prior to December 31, 2011 and (10) except as set forth in the foregoing clauses (2) and (5), no shares of Authorized Preferred Stock will be issued and outstanding.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote are issued and outstanding.

(b)           All of the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.  Upon issuance, sale and delivery as contemplated by this Agreement, (i) each of the Shares and (ii) subject to the satisfaction of the Series A-3 Conversion Conditions, upon conversion of the Shares to Common Stock in accordance with the terms of the applicable Certificate of Designation, each of the Conversion Shares, will, in each case, be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any and all security interests, pledges, liens, charges, claims, options, restrictions on transfer, preemptive or similar rights, proxies and voting or other agreements, or other encumbrances of any nature whatsoever, except for those provided for herein, in the Transaction Documents, in the 2010 Investment Agreement and other than restrictions on transfer imposed by federal or state securities laws.

(c)           Except as expressly set forth in Section 3.3(a), there are no shares of Common Stock or any other equity security of the Company issuable upon conversion, exchange or exercise of any security of the Company or any of its Subsidiaries nor are there any rights, options, calls or warrants outstanding or other agreements to acquire shares of Common Stock or any other equity securities of the Company nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares.  Except as contemplated by this Agreement and the 2010 Investment Agreement, (i) no stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company, (ii) no stockholder of the Company has any rights, contractual or otherwise, to designate members of the Board, other than in accordance with the DGCL, and (iii) there are no stockholder, voting or other agreements relating to the rights and obligations of the Company’s stockholders.

3.4.           Authorization

The Company has the requisite corporate power and authority to (a) execute, deliver and perform its obligations under this Agreement and the Transaction Documents and (b) subject to (i) the Stockholder Approval with respect to the issuance and delivery of the Conversion Shares and (ii) the satisfaction of the Series A-3 Conversion Conditions with respect to the issuance and delivery of Series A-3 Conversion Shares, to consummate each of the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Transaction Documents by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board.  No other corporate or stockholder action is necessary to authorize such execution, delivery and, other than (i) the Stockholder Approval with respect to the issuance and delivery of the Conversion Shares and (ii) satisfaction of the Series A-3 Conversion Conditions with respect to the issuance and delivery of Series A-3 Conversion Shares, performance of this Agreement and the Transaction Documents.  Upon execution and delivery, this Agreement and the Transaction Documents shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.  The Company has authorized the issuance and delivery of the Shares, the shares of Common Stock issuable upon conversion of the Series A-2 Preferred and the Series A-3 Preferred in accordance with this Agreement and no further corporate or stockholder action is required in connection with such issuance and delivery.  The only corporate or stockholder action required to authorize the issuance and delivery of the Conversion Shares (other than the shares of Common Stock issuable on conversion of the First Tranche Shares, which are already authorized) is the Stockholder Approval.  Subject to the Stockholder Approval, the Company has authorized the issuance and delivery of the Series A-3 Conversion Shares.

3.5.           No Conflicts

The execution, delivery and performance by the Company of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Securities, do not, and will not, (a) conflict with, or result in a violation of, any provision of any law, ordinance, permit, concession, grant, franchise, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (b) conflict with or result in a violation of any provision of the Organizational Documents or the comparable organizational documents of any of its Subsidiaries or (c) conflict with, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of, any Lien on any property or asset of the Company or its Subsidiaries or in any obligation by the Company or its Subsidiaries to purchase or redeem, or offer to purchase or redeem, any capital stock or other securities of the Company or its Subsidiaries, under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound; except, in each of the cases of clauses (a) or (c) where any such conflict, violation or breach would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  There are no material consents, waivers and approvals under any Contracts required to be obtained by the Company or any of its Subsidiaries in connection with the Company’s entering into this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

3.6.           Approvals

The execution and delivery by the Company of this Agreement and the Transaction Documents do not, and the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by the Company will not, require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Authority, except (a) the filing of the Proxy Statement with the SEC, (b) the filing of Current Reports on Form 8-K as required by the Exchange Act, (c) the filing of a Form D under Regulation D under the Securities Act and any filings required under state securities laws, (f) the notification requirements of the HSR Act (to the extent applicable) and (g) any such consent, approval, authorization, registration, filing or notification for which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.

3.7.           Reports and Financial Statements

(a)           The Company has filed with the SEC all forms, registration statements, reports, schedules and statements and other documents (including exhibits thereto) required to be filed by it under the Exchange Act and Securities Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 2008 (such forms, reports, schedules, statements and other documents, in each case, as amended, supplemented or superseded, being hereinafter referred to as the “Company SEC Reports”), and paid any fees required thereby, on a timely basis or has received a valid extension of such time of filing and has filed such Company SEC Reports prior to the expiration of any such extension.  Each Company SEC Report, including the documents incorporated by reference in each of them, at the time filed (i) contained, in all material respects, all information required to be included in it, (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) complied in all material respects with all applicable requirements of the Exchange Act and Securities Act.  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date hereof, none of the Company SEC Reports, nor any registration statement filed under the Securities Act, is the subject of any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)           The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, for normal year-end adjustments that are not material in amount or scope to the extent permitted by the SEC on Form 10-Q, Form 8-K or any like form under the Exchange Act), and (iv) present fairly, in all material respects, the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and cash flow for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

(c)           The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in Section 3.7(d).

(d)           The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.  The Company maintains internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), which is sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and maintain accountability for assets; and (c) access to assets is permitted only in accordance with management’s general or specific authorization.  The Company’s internal control over financial reporting is effective and the Company is not aware of any material weakness in its internal control over financial reporting.  Since December 31, 2010, there has been no change in the Company’s internal control over financial reporting or disclosure controls and procedures or, to the knowledge of the Company, in other factors that could significantly affect the Company’s internal controls.

(e)           The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  As of the date of this Agreement, the Company has no knowledge of any reason that its outside auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.  Since December 31, 2008, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board or any committee thereof or to any director or officer of the Company.

3.8.           Absence of Certain Developments

Other than as disclosed in the Reference SEC Reports, since December 31, 2010, (a) the Company and each of its Subsidiaries have conducted, in all material respects, its businesses in the ordinary course, consistent with past practice, (b) there has not been a Material Adverse Effect, and (c) there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s outstanding securities or any repurchase or redemption by the Company or its Subsidiaries of any such securities, (ii) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting its assets or liabilities, except insofar as may have been required by law or by a change in applicable GAAP, (iii) any sales, pledges, dispositions, transfers, leases, exclusive licenses, guarantees or encumbrances of any material property or assets of the Company or any of its Subsidiaries, (iv) any material acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) by the Company or any of its Subsidiaries of any corporation, partnership, other business organization or any division thereof, (v) to the knowledge of the Company, any disclosure of any material trade secrets of the Company or any of its Subsidiaries, (vi) any incurrence by the Company or any of its Subsidiaries of indebtedness for borrowed money which, individually or together with all such other indebtedness, exceeds $1,000,000, (vii) grants of any material security interest in any material assets of the Company or any of its Subsidiaries, (viii) any capital expenditure or purchase of fixed assets by the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice or in accordance with the Company’s capital expenditure budget as approved by the Board, (ix) any change by the Company or any of its Subsidiaries of any material election in respect of taxes, any adoption or change by the Company or any of its Subsidiaries of any material accounting method in respect of taxes or settlement or compromise by the Company or any of its Subsidiaries of any material claim, notice, audit report or assessment in respect of taxes, (x) any pre-payment of any long-term debt or payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) by the Company or any of its Subsidiaries, except for such payments, discharges or satisfaction of claims as were made or effected in the ordinary course of business consistent with past practice, (xi) any write-up, write-down or write-off of the book value of any material assets, or a material amount of any other assets, of the Company or any of its Subsidiaries, other than as required by GAAP or (xii) any change in the Board or the officers of the Company.

3.9.           Compliance

(a)           Neither the Company nor any of its Subsidiaries is, nor since December 31, 2008 has been, in violation or default under its Organizational Documents.

(b)           Neither the Company nor any of its Subsidiaries is, nor since December 31, 2008 has been, in material violation of any laws, ordinances, governmental rules or regulations to which it is subject, including, without limitation, laws or regulations relating to the environment or to occupational health and safety, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such law, ordinances, governmental rules or regulations.

(c)           The Company and its Subsidiaries have, and since December 31, 2008 have had, all licenses, permits, franchises or other governmental authorizations necessary for the ownership of their property or for the conduct of their respective businesses, which if violated or not obtained would reasonably be expected to have a Material Adverse Effect (the “Material Licenses”); and all such Material Licenses are in full force and effect and, to the knowledge of the Company, no material suspension or cancellation of any of them is threatened, and all such filings, applications and registrations with respect to the Material Licenses are current.  Neither the Company nor any of its Subsidiaries has finally been denied any application for any such Material Licenses.

(d)           The Company and each of its officers are, and since December 31, 2008 have been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

3.10.         Litigation

There are no claims, actions, suits, inquiries, judicial or administrative proceedings or arbitrations pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective assets by or before any arbitrator or Governmental Authority, nor are there any reviews or investigations relating to the Company, any of its Subsidiaries or any of their respective assets pending, or to the knowledge of the Company, threatened by or before any arbitrator or Governmental Authority, except in each case as would not reasonably be expected to have a Material Adverse Effect.

3.11.         Absence of Undisclosed Liabilities

Neither the Company nor any of its Subsidiaries has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company) arising out of any transaction entered into at or prior to the Closing, or any act or omission at or prior to the Closing, or any state of facts existing at or prior to the Closing, including taxes with respect to or based upon the transactions or events occurring at or prior to the Closing, and including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan, except for (a) liabilities disclosed in the financial statements included in the Reference SEC Reports, (b) liabilities incurred in the usual and ordinary course of business consistent with past practice subsequent to September 30, 2011 and (c) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.

3.12.         Change in Ownership

Except as described on Schedule 3.12, neither (i) the issuance of the Securities to the Purchasers nor (ii) the consummation of the transactions contemplated by this Agreement and the Transaction Documents will result in (A) the acceleration of the vesting of any outstanding option, warrant, call, commitment, agreement (including employment agreements), conversion right, preemptive right or other right to subscribe for, purchase or otherwise acquire any of the shares of the capital stock of the Company or any of its Subsidiaries, or debt securities, credit agreements or other debt instruments of the Company or any of its Subsidiaries (collectively “Commitments”, and each individually a “Commitment”), (B) any obligation of the Company to grant, extend or enter into any Commitment, or (C) any right in favor of any other Person to terminate or cancel any Material Closing Date Contract.

3.13.         Employment Matters

(a)           The Company and its Subsidiaries are in material compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, as applicable.  The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, Contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company.  There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened nor is the Company aware of any labor organization activity involving its employees.  The Company is not aware that any officer or key employee, or that any group of officers or key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

(b)           All material employee benefit plans covering current or former officers, directors, employees of the Company or its Subsidiaries or current or former independent contractors or consultants of the Company or its Subsidiaries, or under which there is a financial obligation of the Company or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, other stock or stock-based, incentive and bonus, employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement (the “Company Benefit Plans”), have been established and administered in accordance with their respective terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws.  All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof.

(c)           Except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(1)           neither the Company nor any of its Subsidiaries has engaged in a transaction that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or any other similar provision of non-U.S. law;

(2)           neither the Company nor any of its Subsidiaries has or is expected to incur any liability under Title IV of ERISA with respect to any “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, any Multiemployer Plan or any “multiple employer plan”, within the meaning of Section 4063/4064 of ERISA or Section 413(c) of the Code, in each case currently or formerly maintained or contributed to by any of them or any other entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”); and

(3)           none of the Company, its Subsidiaries or any ERISA Affiliate have any unsatisfied withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA.

3.14.        Tax Matters

(a)           All material tax returns required to be filed by, or with respect to, the Company or any of its Subsidiaries have been timely filed (taking into account extensions) and are correct and complete in all material respects.  The Company and each of its Subsidiaries has timely paid all taxes due and payable by it or for which it may be liable (other than taxes that are being contested in good faith and for which adequate reserves are reflected in accordance with GAAP).  The Company and each of its Subsidiaries has made adequate provision in accordance with GAAP on the Company’s consolidated balance sheet filed with the most recent Company SEC Reports for all taxes payable for which no tax return has yet been filed.

(b)           Since December 31, 2008, none of the Company or any of its Subsidiaries has incurred any liability for material taxes outside the ordinary course of business consistent with past practice.

(c)           No examination or audit of any tax return relating to any material taxes of the Company or its Subsidiaries or with respect to any material taxes due from or with respect to the Company or its Subsidiaries by the Internal Revenue Service or the appropriate state, local or foreign taxing authority is currently in progress, and no assessment of material tax has been proposed in writing against the Company or its Subsidiaries or any of their assets or properties.

(d)           Neither the Company nor any of its Subsidiaries has any current material liability for taxes of any person (other than the Company and its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor or (C) by Contract.

(e)           None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing or tax indemnity contract or similar arrangement.

(f)           Neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction”, as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a “listed transaction”, as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

3.15.        Contracts

(a)           Except for such Contracts as are listed on Schedule 3.15(a) or are filed or referenced as exhibits to (x) the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2011 and (y) any Reference SEC Reports (collectively, the “Material Signing Date Contracts”), neither the Company nor any of its Subsidiaries is a party to or bound as of the date of this Agreement by any:

        (i)          mortgage, indenture, note, or installment obligation, or other instrument for or relating to any material amount of indebtedness;

        (ii)         Contract pursuant to which it is or may be obligated to make payments in excess of $75,000 individually or $150,000 in the aggregate, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, or stock of other companies;

        (iii)        Contract imposing non-competition or exclusive dealing obligations on the Company;

        (iv)        Contract providing for payments to or by any other Person based on sales, purchases, or profits in excess of $75,000 individually or $150,000 in the aggregate, other than direct payments for goods;

        (v)         Contract providing for any milestone or similar payments;

        (vi)        Contract or agreement for the employment of any shareholder, director, officer, consultant or employee not terminable without penalty or liability arising from such termination or containing any severance, or change of control provisions or any analogous Contract or arrangement;

        (vii)       Contract relating to cleanup, abatement or other actions in connection with any environmental liability under any Environmental Laws;

        (viii)      collective bargaining agreement or other Contract to or with any labor union or other representative of a group of employees;

        (ix)         Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries;

        (x)          Contract relating to capital expenditures or other purchases of material, supplies, equipment (including all Contracts to purchase containers, trailers or portable offices) or other assets or properties in excess of $75,000 individually, or $150,000 per counterparty in any year;

        (xi)         Contract involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than expense allowances to the employees of the Company extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

        (xii)        Contract granting or evidencing a Lien on any properties or assets of the Company or any of its Subsidiaries;

        (xiii)       management service, consulting, financial advisory or any other similar type Contract, in each case obligating the Company to pay in excess of $75,000 in any consecutive 12-month period, or any Contract with any investment or commercial bank (other than standard deposit account Contracts);

        (xiv)      Contract (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (A) any Affiliate of the Company or (B) any current or former officer or director of the Company or any Subsidiary of the Company;

        (xv)       Contract involving the present or future disposition or acquisition of material assets or properties, or any merger, consolidation or similar business combination transaction;

        (xvi)      Contract providing any Person with the right of first refusal or first offer or similar type provision with respect to the disposition or acquisition of any assets other than sales of non-material assets in the ordinary course of business;

        (xvii)     Contract involving any material joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

        (xviii)    Contract involving any material resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

        (xix)       Contract involving an obligation of standstill on the part of the Company or similar agreement or arrangement in connection with a potential merger or material acquisition or disposition of a business;

        (xx)        lease to which the Company or any Subsidiary of the Company is a party (as lessee or lessor) and involving a quarterly base rental payment in excess of $10,000 per lease;

        (xxi)       Contract material to the Company’s business which provides for termination, acceleration or other similar rights or any other consideration of any kind with respect to any direct or indirect change of control of the Company or any Subsidiary of the Company;

        (xxii)      Contract which provides for termination, acceleration or other similar material rights or any other material consideration of any kind with respect to any direct or indirect change of control of the Company or any Subsidiary of the Company;

        (xxiii)     Contract entered into outside the ordinary course of business and pursuant to which the Company or any Subsidiary of the Company is obligated to indemnify any Person;

        (xxiv)     material Contract relating to Company Intellectual Property;

        (xxv)      “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); or

        (xxvi)     Contract not listed above that is otherwise material to the business of the Company and the Subsidiaries of the Company taken as a whole.

(b)           (i) As of the date of this Agreement: (x) each Material Signing Date Contract is valid, binding and enforceable against the Company or a Subsidiary of the Company, as applicable, and to the Company’s knowledge, the other parties thereto in accordance with its terms, and is in full force and effect; (y) the Company or a Subsidiary of the Company, as applicable, has performed all material obligations required to be performed by it to date under each Material Signing Date Contract; and (z) neither the Company nor any Company Subsidiary, as applicable, nor, to the knowledge of the Company, any other party thereto, is in material breach of or default under any Material Signing Date Contract, and to the knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a breach.  (ii) As of each Closing Date:  (x) each Contract in existence as of such Closing Date of a type described in Sections 3.15(a)(i) - (xxvi) (the “Material Closing Date Contracts”) is valid, binding and enforceable against the Company or a Subsidiary of the Company, as applicable, and to the knowledge of the Company, the other parties thereto in accordance with its terms, and is in full force and effect; (y) the Company or a Subsidiary of the Company, as applicable, has performed all material obligations required to be performed by it on or prior to the applicable Closing Date under each Material Closing Date Contract; and (z) neither the Company nor any Subsidiary of the Company, as applicable, nor, to the knowledge of the Company, any other party thereto, is in material breach of or default under any Material Closing Date Contract, and to the knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a breach.

(c)           The Company has delivered or otherwise made available to the Purchasers a true and correct copy of each Material Signing Date Contract.

(d)           The Company has delivered or otherwise made available to the Purchasers a true and correct list of all milestone or similar payments owed by the Company as of the date hereof under any Contract, including the amount of such payments, the events triggering such payments and the Company’s good faith estimate as to the timing of such payments.

3.16.         Intellectual Property

(a)            Schedule 3.16 of the Company Disclosure Letter sets forth a complete and correct list of all registrations and applications for registration of any Intellectual Property owned by the Company or any of its Subsidiaries as of the date hereof, all of which are valid, enforceable and in full force and effect.

(b)           (i) The Company and its Subsidiaries own solely and exclusively or have the right to use pursuant to a valid license, all of the Intellectual Property owned, used or held for use in the business of the Company or any of its Subsidiaries (“Company Intellectual Property”), (ii) the Company Intellectual Property is all of the Intellectual Property necessary for the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted, (iii) the Company and its Subsidiaries have taken all measures reasonably necessary to preserve, maintain and protect the Company Intellectual Property, (iv) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Company Intellectual Property, (v) to the Company’s knowledge, none of the Company’s or its Subsidiaries’ material trade secrets have been disclosed to any Person, and (vi) the Company will not be, as a result of the execution and delivery of this Agreement or any Transaction Document, or the performance of the Company’s obligations under this Agreement or any Transaction Document, in breach of any license, sublicense or other agreement relating to any Company Intellectual Property and, to the knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a breach.

(c)           Neither the Company Intellectual Property nor the conduct of the business of the Company or any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise violated, or is interfering with, infringing upon, misappropriating or otherwise violating, any Intellectual Property rights of third parties in any material respect, and, to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise violated, or is interfering with, infringing upon, misappropriating or otherwise violating in any material respect, any Company Intellectual Property owned by the Company or any of its Subsidiaries.

(d)           The Company has not been named, and to the knowledge of the Company is not threatened to be named, in any suit, action or proceeding which involves a claim of infringement, violation, misrepresentation, misappropriation or misuse of any Intellectual Property right of any third party.

3.17.        Insurance

The Company and its Subsidiaries and their respective properties are insured in such amounts, against such losses and with such insurers as are consistent with what would reasonably be expected in light of the nature of the properties and businesses of the Company and its Subsidiaries.  A copy of the Company’s director and officer liability insurance policy has been provided or otherwise made available to the Purchasers.  Such policy is in full force and effect, the Company is current in the payment of all fees related thereto, the Company has not received any notice of cancellation in connection therewith and, to the knowledge of the Company,  no action has been taken that would result in the cancellation or termination of such policy.

3.18.        Environmental Liability

Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted; (ii) there have been no Releases of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation under any Environmental Law; and (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

3.19.        Transactions with Related Parties

Except for the Deerfield Loan Agreement, the Amendment to Deerfield Loan Agreement contemplated hereby, this Agreement, the 2010 Investment Agreement and the Transaction Documents, as of the date hereof, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company, a Subsidiary of the Company, any current or former director, officer, partner, employee or Affiliate of the Company or any of its Subsidiaries, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.20.        Property

The Company and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by the Company or such Subsidiary and good title to all of their personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.  The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases except where the failure to enjoy such peaceful and undisturbed possession, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

3.21.        Indebtedness

Other than any Indebtedness outstanding under the Deerfield Loan Agreement, neither the Company nor any of its Subsidiaries has any outstanding material Indebtedness.  The Company has provided to the Purchasers a true, complete and accurate copy of the Deerfield Loan Agreement and all related documents and as of the date hereof, neither the Deerfield Loan Agreement nor any related document has been amended, modified or waived in any manner.  The aggregate amount outstanding as of the date hereof under the Deerfield Loan Agreement is set forth on Schedule 3.21.  The Company is in compliance in all material respects with the Deerfield Loan Agreement and the transactions contemplated hereby and in the Transaction Documents do not and will not require any consent under the Deerfield Loan Agreement or result in any right of termination or acceleration (upon notice, after the passage of time or otherwise) thereunder.

3.22.        Accuracy of Information

All factual information furnished by or on behalf of the Company and its Subsidiaries in writing to the Purchasers on or prior to the date of this Agreement, for purposes of this Agreement and all other such factual information furnished by the Company on behalf of itself and its Subsidiaries in writing to the Purchasers pursuant to the terms of this Agreement was and will be, true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by knowingly omitting to state any material fact necessary to make such information not misleading at such time, provided, however, that with respect to any projected financial information or forward-looking statements, business assumptions, strategic plans or similar information, the Company represents only that such information was prepared in good faith based upon assumptions, and subject to such qualifications, believed to be reasonable at the time. The Company makes no representation in this Section 3.22 with respect to any information to the extent prepared by third parties, provided, however, that nothing has come to the attention of the Company that has caused the Company to believe that such information is not based on or derived from sources that are reliable and accurate in all material respects.

3.23.        Registration Rights; Voting Rights

Except as required by the Registration Rights Agreement, (a) the Company will not, as of the date hereof, be under any obligation to register any of its securities under the Securities Act, except for any continuing obligations of the Company to maintain previously filed registration statements, and (b) to the knowledge of the Company, no shareholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

3.24.        Private Offering

Assuming the accuracy of the representations of the Purchasers set forth in Section 4 of this Agreement, the offer, issuance and sale of the Securities are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

3.25.        Investment Banking

Except as otherwise set forth on Schedule 3.25, there are no claims for investment banking fees or similar compensation in connection with the transactions contemplated by this Agreement or the Transaction Documents based on any arrangement made by or on behalf of the Company.  The Company has provided the Purchasers with a true and correct copy of all agreements set forth on Schedule 3.25 prior to the date hereof, each of which has not been amended or modified in any manner since it was provided to the Purchasers.

3.26.        Takeover Provision

The Company has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL do not and will not apply to the Purchasers, this Agreement or the Transaction Documents or to any of the transactions contemplated hereby or thereby by the approval of the foregoing in accordance with Section 203(a)(1) of the DGCL.  No other Takeover Provision is applicable to the transactions contemplated hereby.  There are (i) no anti-takeover provision in the Organizational Documents of the Company or other similar organizational documents of its Subsidiaries, and (ii) no shareholder rights plan, “poison pill” or similar measures applicable to the Company.

3.27.        Miscellaneous Securities Law Matters

The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and the Company has taken no action designed to terminate, or likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act, nor has the Company received any notification that the SEC is contemplating terminating such registration.  The Company has not taken and will not take, and to the knowledge of the Company no Person acting on its behalf has taken, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities.

3.28.        Accountants

BDO USA, LLP has advised the Company that they are, and to the best knowledge of the Company they are, independent accountants as required by the Securities Act.

3.29.        Section 16 Matters

The Company and the Board of Directors have taken all steps necessary to cause the acquisition of the Shares contemplated hereby (including the conversion of such Shares into Common Stock) by each member of a Purchaser Group who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”).

3.30.        FDA and Related Matters

(a)           In connection with the Company Products: (i) the Company and its Subsidiaries have not failed to file with the applicable regulatory authorities (including, without limitation, FDA or any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA) any required filing, declaration, listing, registration, report or submission; (ii) all such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable laws when filed; and (iii) no deficiencies have been asserted by any applicable regulatory authority (including, without limitation, the FDA or any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA) with respect to any such filings, declarations, listings, registrations, reports or submissions that remain unresolved.

(b)           To the Company’s knowledge, with regard to the Company Products, all of the manufacturing facilities and operations of the Company and its United States and foreign suppliers are in compliance in all material respects with applicable FDA and comparable regulations, including current Good Manufacturing Practices.

(c)           (i) Any preclinical tests and clinical trials associated with the Company Products were and, if still pending, are to the Company’s knowledge being conducted in all material respects in accordance with protocols filed with the appropriate regulatory authorities for each such test or trial and in accordance with all statutes, laws, rules and regulations, as the case may be, and with standard medical and scientific research procedures; (ii) to the Company’s knowledge, the descriptions in the Company SEC Reports of the results of the Company’s clinical studies relating to the Company Products are, as of the dates of such reports, accurate in all material respects and fairly present the data derived from such studies; and following the date of the Company SEC Reports containing such descriptions, except as otherwise disclosed in a subsequent Company SEC Report, the Company has not become aware of any information that is inconsistent with such clinical study results or which would otherwise call into question such clinical study results as described in such Company SEC Report; and (iii) neither the Company nor its Subsidiaries has received any notices or other correspondence from the FDA or any committee thereof or from any other U.S. or foreign government or drug or medical device regulatory agency or review board requiring or recommending the termination or suspension of any clinical trials related to the Company Products.

(d)           To the Company’s knowledge, there are no existing circumstances which would furnish a basis for an action by FDA or any other Governmental Authority to revoke, suspend, cancel, modify or withdraw any product approval, clearance, license, clinical trial, investigation, registration, or other Material License with respect to any of the Company Products and the Company is not aware of any of the foregoing having occurred.

(e)           Neither the Company nor its Subsidiaries, nor any employee of the Company or its Subsidiaries, nor to the knowledge of the Company, any Person retained by the Company or its Subsidiaries, has made on behalf of the Company or its Subsidiaries any material false statements or material omissions in any application or other submission relating to the Company Products to the FDA or other Governmental Authority.

(f)           The Company and its Subsidiaries have provided or otherwise made available to Purchasers a copy of all (i) FDA or its foreign equivalent inspection reports, (ii) notices of adverse findings, (iii) warning, untitled letters, minutes of meetings or other correspondence from the FDA or other Governmental Authorities concerning the Company Products in which FDA or such other Governmental Authority asserted that the operations of the Company or its Subsidiaries may not be in compliance with applicable laws or that the Company Products may not be safe, effective, or approvable.

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers represents and warrants, severally and not jointly, to the Company as of the date hereof and each Closing Date (except to the extent made only as of specified date, in which case as of such date) as follows:

(a)           It is acquiring the Securities for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Securities but subject, nevertheless, to any requirement of law that the disposition of such Purchaser’s property shall at all times be within such Purchaser’s control, and without prejudice to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from said registration available under the Securities Act.

(b)           It has full power and legal right to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

(c)           As of the date hereof, it is a resident of the jurisdiction set forth immediately below such Purchaser’s name on the signature pages hereto.

(d)           It has taken all action necessary for the authorization, execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and its obligations hereunder and thereunder, and, upon execution and delivery by the Company, this Agreement and the Transaction Documents to which it is a party shall constitute the valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

(e)           It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement and the Transaction Documents to which it is a party, and is able to bear the economic risk of such investment for an indefinite period of time.  It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the Transaction Documents to which it is a party and the purchase of the Securities contemplated hereby.  It is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(f)           Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(g)           It understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities or an investment therein.

SECTION 5.	ADDITIONAL AGREEMENTS OF THE PARTIES

5.1.           Reasonable Best Efforts; Further Assurances

Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or desirable under applicable legal requirements, to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents.  If at any time after the date hereof, any further action is necessary or desirable to carry out the purposes of this Agreement and the Transaction Documents, the parties hereto shall use their reasonable best efforts to take or cause to be taken all such necessary or desirable action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or desirable documentation.  Notwithstanding the foregoing, in no event shall any of the parties hereto be required to amend the terms of this Agreement or any of the Transaction Documents in order to comply with the terms of this Section 5.1.

5.2.           Indemnity

(a)           The Company agrees to indemnify and hold each WP Purchaser and each member of the WP Purchaser Group and each of their respective officers, directors, partners, managers, members, affiliates, employees and agents, and each Person who controls any of the foregoing (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the officers, directors, partners, managers, members, affiliates, employees and agents of each such controlling Person (each an “Indemnified Party”) harmless against any and all losses, claims, liabilities, damages and expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred (and as incurred) in connection with prosecuting, investigating, defending or preparing to defend any action, suit, proceeding (including any investigation, litigation or inquiry), demand or cause of action that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to:

        (i)          any inaccuracy in or breach of any of the Company’s representations and warranties in Section 3 of this Agreement or in any certificate delivered by the Company pursuant to this Agreement;

        (ii)         the Company’s breach of agreements or covenants made by the Company in this Agreement or in any certificate delivered by the Company pursuant to this Agreement; and

        (iii)        claims by third parties relating to or arising out of the transactions contemplated by this Agreement or the Transaction Documents, or any transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Party is or is threatened to be made a party thereto.

(b)           An Indemnified Party will give written notice to the Company of any claim with respect to which it seeks indemnification under this Section 5.2 promptly after discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to so notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party unless the Company shall have been materially and adversely prejudiced by the failure of such Indemnified Party to so notify the Company.  In case any such action shall be brought against any Indemnified Party and the Indemnified Party has notified the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Company to such Indemnified Party of its election so to assume the defense thereof, the Company will not be liable to such Indemnified Party under this Section 5.2 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that (1) if the Company shall elect not to assume the defense of such claim or action or (2) if the Indemnified Party reasonably determines (A) that there may be a conflict between the positions of the Company and of the Indemnified Party in defending such claim or action or (B) that there may be legal defenses available to such Indemnified Party different from or in addition to those available to the Company, then separate counsel for the Indemnified Party shall be entitled to participate in and conduct the defense, in the case of (1) and (2)(A), or such different defenses, in the case of (2)(B), and the Company shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense.  Notwithstanding the foregoing, in connection with a claim for indemnification by an Indemnified Party pursuant to Section 5.2(a)(iii), the Indemnified Party shall be entitled to retain one separate counsel (and local counsel if necessary) and the Company shall be liable to such Indemnified Party under this Section 5.2 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof.  The Company agrees that it shall not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any threatened or pending action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(c)           All reasonable expenses incurred by an Indemnified Party in connection with any threatened or pending action, suit, proceeding (including any investigation, litigation or inquiry), demand or cause of action shall be paid by the Company in advance of the final disposition of such action, suit, proceeding (including any investigation, litigation or inquiry), demand or cause of action if so requested by the Indemnified Party, within twenty (20) days after the receipt by the Company of a statement or statements from the Indemnified Party requesting such advance or advances.  The Indemnified Party may submit such statements from time to time.  The Indemnified Party’s entitlement to such expenses shall include those incurred in connection with any proceeding by the Indemnified Party seeking an adjudication or award in arbitration pursuant to this Agreement.  Such statement or statements shall reasonably evidence the expenses incurred by the Indemnified Party in connection therewith and shall include or be accompanied by a written undertaking by or on behalf of the Indemnified Party to repay such amount if it is ultimately determined that the Indemnified Party is not entitled to be indemnified against such expenses by the Company pursuant to this Section 5.2.  Each written undertaking to pay amounts advanced must be an unlimited general obligation but need not be secured, and shall be accepted without reference to financial ability to make repayment.

(d)           The obligations of the indemnifying party under this Section 5.2 shall survive the consummation of the transactions contemplated by this Agreement or termination of this Agreement indefinitely.

(e)           No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.

(f)           The indemnification rights contained in this Section 5.2 are not limited or deemed waived by an investigation or knowledge by any Indemnified Party prior to or after the date hereof.

5.3.          Consents and Approvals; Stockholder Approval; HSR Act

(a)           Subject to Sections 5.3(b) and (c), from and after the date hereof, the Company shall use its best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Authorities, and expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and to perform the covenants contemplated by this Agreement and the other Transaction Documents.  The Purchasers shall reasonably cooperate with the Company in all actions contemplated by the previous sentence.

(b)           The Company and each Purchaser shall use reasonable best efforts to obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with, and notifications to applicable Governmental Authorities, or expiration or termination of any applicable waiting period, under the HSR Act or competition or merger control laws of other jurisdictions (collectively, the “Antitrust Regulations”), for the transactions contemplated by this Agreement and the other Transaction Documents, to the extent such Antitrust Regulations are applicable to such Purchaser.  In the event the WP Purchasers shall have provided notice of their election to purchase any Shares hereunder, the time periods in which such Shares must be purchased shall, at the request of the WP Purchasers, be extended as necessary (such extension period, the “Antitrust Extension Period”) to allow the WP Purchasers to comply with any Antitrust Regulations applicable to such purchase.

(c)           (i)  As promptly as practicable after the date hereof and in any event within fifteen (15) Business Days following the date hereof, the Company shall, in consultation with the Purchasers, prepare, and the Company shall file with the SEC, preliminary proxy materials in compliance with Section 14 of the Exchange Act for the purpose of obtaining the Stockholder Approval (the “Proxy Statement”).  As promptly as practicable after comments, if any, are received from the SEC thereon and after the furnishing by the Company and the Purchasers of all information required to be contained therein, the Company shall, in consultation with the Purchasers, prepare and the Company shall file any required amendments, if any, with the SEC.  The Company shall notify the Purchasers promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with the Purchasers regarding, and supply the Purchasers with copies of, all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide the Purchasers a reasonable opportunity to review and comment on such document.  The Company shall use its best efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail to the Company’s stockholders as promptly as possible the Proxy Statement and all other proxy materials for the Stockholder Meeting.

                        (ii)          The Company hereby covenants and agrees that (A) the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and (B) none of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                        (iii)        The Company shall take, in accordance with applicable law and its Organizational Documents, all action necessary to convene the Stockholder Meeting as promptly as practicable to submit for approval by the requisite vote of the stockholders of the Company the Stockholder Proposal.  In connection with each meeting of stockholders at which the Stockholder Proposal is submitted for a vote of the stockholders of the Company, (A) the Board shall recommend that its stockholders vote in favor of the Stockholder Proposal and (B) neither the Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify, the recommendation of the Board that the Company’s stockholders vote in favor of the Stockholder Proposal.  Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board may, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board nor reasonably foreseeable as of or prior to the date hereof (such material development or change in circumstances, an “Intervening Event”), withdraw or modify its recommendation with respect to the Stockholder Proposal (a “Change of Board Recommendation”) if the Board has determined in good faith, after receiving the advice of outside legal counsel, that, in light of such Intervening Event, such action is required to comply with its fiduciary obligations to the stockholders of the Company under applicable law; provided that prior to any such withdrawal or modification, (A) the Company shall have given the Purchasers prompt written notice advising each Purchaser of the decision of the Board to take such action and the reason for taking such action, (B) the Company shall have given the Purchasers five (5) Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Purchasers with respect to such proposed revisions or other proposal, if any, and (C) the Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by the Purchasers, if any, and after receiving the advice of outside legal counsel that, in light of such Intervening Event, such withdrawal or modification is required to comply with its fiduciary obligations to the stockholders of the Company under applicable laws; provided, further, that, in the event the Board does not make the determination referred to in clause (C) of this paragraph but thereafter determines to withdraw or modify the Board’s recommendation, the procedures referred to in clauses (A), (B) and (C) above shall apply anew and shall also apply to any subsequent withdrawal or modification.

(d)           The Company shall use its reasonable best efforts to solicit from the stockholders proxies in favor of the Stockholder Proposal and take all other action necessary or advisable to secure the vote or consent of the stockholders that are required by applicable law to approve the Stockholder Proposal, including, if necessary or appropriate, adjourning the Stockholder Meeting to solicit additional proxies.  Notwithstanding anything herein to the contrary, as permitted by Section 146 of the DGCL, the Company will take all of the actions contemplated by this Section 5.3 regardless of whether there has been a Change of Board Recommendation, and will submit the Stockholder Proposal to the stockholders of the Company at such Stockholder Meeting.

(e)           Each of the WP Purchasers and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all of the information relating to the other party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement and the Transaction Documents.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.  The WP Purchasers and the Company shall promptly furnish to each other to the extent permitted by applicable laws with copies of written communications received by them or their subsidiaries from, or delivered by any of the foregoing to, any Governmental Authorities in respect of the transactions contemplated by this Agreement or by any other Transaction Document.

5.4.           Use of Proceeds

The proceeds received by the Company from the issuance and sale of the Securities shall be used by the Company for general corporate purposes.

5.5.           Takeover Provisions

Following the date hereof, the Company shall take all reasonable actions to ensure that (i) to the extent permissible under law, no “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation under Delaware law, including Section 203 of the DGCL, or other state law in which the Company may become incorporated, (ii) no anti-takeover provision in the Organizational Documents of the Company or other similar organizational documents of its Subsidiaries, and (iii) no shareholder rights plan, “poison pill” or similar measure, is applicable to a Purchaser’s ownership of the Securities or the purchase of the Securities, including additional Series A-3 Preferred, pursuant to the terms of this Agreement (each a “Takeover Provision”).  If any Takeover Provision shall become applicable to a Purchaser or the transactions contemplated hereby, the Company and the Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such Takeover Provisions on each Purchaser and the transactions contemplated hereby.

5.6.           Section 16 Matters

(a)           Prior to each Closing, the Company shall take all such steps as may be required to cause any acquisitions or dispositions of shares of capital stock of the Company in connection with the transactions contemplated by the Transaction Documents (including derivative securities of such shares) by each member of a Purchaser Group who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to the Company to be exempt under Rule 16b-3.  In addition, for the purpose of seeking an exemption under Rule 16b-3, the Company shall, upon receiving reasonable prior notice from any member of a Purchaser Group, request that the Board or the applicable committee of the Board approve, in accordance with Rule 16b-3 and SEC no-action letters thereunder, any acquisitions from, or dispositions to, the Company of Securities, to the extent made by any member of such Purchaser Group who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

(b)           Notwithstanding anything to the contrary contained in the Transaction Documents, if there exists a period (the “Section 16(b) Period”) during which a Purchaser’s purchase of any Security pursuant to any Transaction Document would result in liability under Section 16(b) of the Exchange Act, the period during which such Security may be purchased if prescribed by such Transaction Document, shall be extended until the date that is the equivalent number of days of such Section 16(b) Period after the later of (i) the expiration date to purchase such Security, if any, or (ii) the date of the end of such Section 16(b) Period (the “Section 16(b) Extension Period”); provided that the potential matchable transaction must have occurred prior to the date on which the WP Purchasers have sent the applicable notice to exercise a purchase right if an extension is sought with respect to an Additional Issuance.

5.7.           Registration and Listing

(a)           So long as a WP Purchaser Beneficially Owns any Securities, the Company will cause the Common Stock to continue at all times to be registered under Section 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations.

(b)           The Company shall use reasonable best efforts (i) to qualify to list its shares of Common Stock on an Approved Market as promptly as practicable following the date hereof; (ii) subject to the qualification for listing set forth in clause (i) hereof, and so long as the WP Purchasers Beneficially Own any Securities, to continue the listing or trading of the Common Stock on an Approved Market and to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Approved Market on which the Common Stock is listed for trading; (iii) subject to the qualification for listing set forth in clause (i) hereof, and so long as the WP Purchasers Beneficially Own any Securities, to cause the Conversion Shares to be approved for listing and listed, as applicable, on the Approved Market on which the Common Stock is listed for trading.  Notwithstanding the foregoing, in no event shall the Company take any action in furtherance of this Section 5.7(b) that is inconsistent with or in conflict with its other obligations pursuant to this Agreement and the Transaction Documents without the prior written consent of the WP Purchasers.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.7.

5.8.           Private Offering

Neither the Company, any of its Subsidiaries nor any of their respective Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that could be integrated with the sale of the Shares in a manner that could require the registration of the Securities under the Securities Act.

5.9.           Form D and Blue Sky

The Company agrees to timely file a Form D with the SEC with respect to the Securities to the extent required under Regulation D of the Securities Act and to provide, upon request, a copy thereof to the Purchasers.  The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers pursuant to this Agreement under applicable securities and “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchasers on or prior to each respective Closing for the issuance of such Securities.  The Company shall timely make all filings and reports relating to the offer and sale of the Securities required under applicable securities and “blue sky” laws of the states of the United States following each applicable Closing.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.9.

5.10.         Tax Treatment of Preferred Stock

(a)           The Purchasers and the Company agree not to treat the Shares as “preferred stock” within the meaning of Treasury Regulations Section 1.305-5 for United States income tax purposes, and therefore as not subject to Section 305 of the Code, and based upon the terms of the Shares as of the Closing Date, the Company shall report dividend income for federal, and any applicable state and local, income tax purposes to the Purchasers solely to the extent that cash dividends are paid on the Shares.  Neither the Company nor the Purchasers shall take any position contrary to the foregoing on any tax return.  Notwithstanding the foregoing, neither the Purchasers nor the Company shall be required to take any action pursuant to this Section 5.10(a) if doing so would be reasonably likely, based upon advice of the Company’s tax advisers, to be unfounded, unlawful or potentially subject the Purchasers or the Company to a material penalty.

(b)           From and after the Closing and so long as any Shares are outstanding, neither the Company nor any Disregarded Entity shall issue any convertible debt or, in the case of the Company, any other class of stock, and none of the Company’s Subsidiaries shall issue any debt that is convertible or exchangeable into stock of the Company or any Disregarded Entity.  For purposes of the preceding sentence, a “Disregarded Entity” shall mean (i) a direct Subsidiary of the Company if such Subsidiary is treated as a disregarded entity for U.S. federal income tax purposes, and (ii) an indirect Subsidiary of the Company provided that (y) such Subsidiary is treated as a disregarded entity for U.S. federal income tax purposes and (z) such Subsidiary is owned by an entity treated as a disregarded entity for U.S. federal income tax purposes.

5.11.         Legends

(a)           All certificates representing the Series A-2 Preferred, the Series A-3 Preferred or Conversion Shares held by the Purchasers shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN INVESTMENT AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH INVESTMENT AGREEMENT.

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS AT THE COMPANY’S PRINCIPAL OFFICE THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS ON SUCH PREFERENCES AND/OR RIGHTS.”

(b)           Upon request of a Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Securities to be so transferred and the second paragraph of the legend shall be removed upon the expiration of the transfer restrictions set forth in this Agreement.  The third paragraph shall be removed if such paragraph is no longer required pursuant to the DGCL.

5.12.        Limitation on Conversion.  Until the date on which the Company has obtained the Stockholder Approval, each Purchaser agrees that such Purchaser and its transferees of Securities permitted under the 2010 Investment Agreement (“Permitted Transferees”) will not convert or seek to convert, and the Company will be permitted to restrict the conversion of, shares of Series A-3 Preferred held by such Purchaser, including any Permitted Transferees, to the extent such conversion would result in such Purchaser receiving shares of Common Stock in excess of the product obtained by multiplying (A) the quotient obtained by dividing (i) the number of shares of Series A-3 Preferred purchased by such Purchaser (including shares transferred to Permitted Transferees) pursuant to this Agreement by (ii) the total number of shares of Series A-3 Preferred issued by the Company pursuant to this Agreement by (B) the greater of 105,000,000 and the Excess Authorized Shares Threshold (as defined in Annex I of the Series A-3 Certificate of Designation).  By way of example, assuming the WP Purchasers purchase 80% of the shares of Series A-3 Preferred issued pursuant to this Agreement, until the date on which the Company has obtained the Stockholder Approval the WP Purchasers could not in the aggregate convert shares of Series A-3 Preferred if such conversion would result in the WP Purchasers being issued more than 84,000,000 shares of Common Stock in the aggregate upon conversion thereof.  For the avoidance of doubt, the limitation contained in this Section 5.12 shall not limit the ability of the Required Holders (as defined in Annex I of the Series A-3 Certificate of Designation) to mandatorily convert shares of Series A-3 Preferred pursuant to Section 7(b) of Annex I of the Series A-3 Certificate of Designation.

5.13.        Notice of Marketing Approval.  The Company shall provide each of the Purchasers hereunder with written notice within two (2) Business Days of the date on which the Company first receives written marketing approval in the United States (which for the purposes of clarity shall include “accelerated approval”) from the FDA for a New Drug Application submitted for any of the Company Products, which notice shall specify that such approval has been received and which notice may be accomplished by the Company sending to the Purchasers the applicable press release regarding such approval in accordance with the notice provisions set forth in Section 9.1 hereof.

5.14.        Stockholder Approval.  Each WP Purchaser hereby agrees, from the date hereof until the earlier of (x) the Stockholder Approval Outside Date and (y) a Change of Board Recommendation, that at the Stockholder Meeting or any adjournment or postponement thereof, such WP Purchaser shall be present (in person or by proxy) and vote (or cause to be voted) all of its shares of capital stock of the Company (a) in favor of approval of (1) the Stockholder Proposal and (2) any other matter that is required to facilitate the transactions contemplated by this Investment Agreement; and (b) against any action or agreement that would impair the ability of the Company to obtain the Stockholder Approval or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by this Investment Agreement.  In addition, to the extent that any such actions are taken by the written consent of stockholders, the WP Purchasers shall provide consent or withhold consent, as the case may be, in a manner consistent with this Section 5.14.

5.15.        Deerfield Board Representation.

(a)           Subject to Section 2.5(c), from and after the date hereof, the Company shall cause one (1) DF Designee to be nominated by the Company to serve on the Board.  The initial DF Designee shall be Howard P. Furst, M.D., who is currently a Board member.  All of the Company’s obligations and the Deerfield Funds’ rights and obligations set forth in this Section 5.15 shall automatically terminate on the earlier of (i) the Deerfield Termination Date or (ii) the first date on which the Deerfield Funds collectively do not beneficially own at least 10% of the Common Stock as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(b)           Solely with respect to the DF Designee that the Deerfield Funds are entitled to designate pursuant to this Section 5.15 (and solely as long as the Deerfield Funds remain entitled to so designate such DF Designee):

        (i)          The Company shall use its reasonable best efforts to have such DF Designee elected as a director of the Company, including, without limitation, including such DF Designee in the Company’s proxy statement for the election of directors as part of “management’s slate”, soliciting proxies for such DF Designee to the same extent as it does for any of its nominees to the Board, and including the recommendation of the Board in favor of election of the DF Designee.  In the event the DF Designee is not elected at a stockholders meeting at which such designee is up for election, the Company shall cause such DF Designee to be appointed to the Board.

        (ii)         The Deerfield Funds may remove the DF Designee at any time, with or without cause.  Any vacancy in the position of such DF Designee shall only be filled with another DF Designee.  Any vacancy created by any removal of the DF Designee or an election of the Deerfield Funds to defer appointing the DF Designee shall also only be filled with another DF Designee.  The Company shall not take any action to (x) remove the DF Designee or (y) fill the vacancy reserved for the DF Designee, in each case, without the consent of the DF Purchasers.  Any replacement DF Designee shall be appointed to the Board promptly following notice from the Deerfield Funds and in any event, within two (2) Business Days.

       (iii)         The DF Designee shall be given notice of (in the same manner that notice is given to other members of the Board) all meetings (whether in person, telephonic or otherwise) of the Board, including all committee meetings with respect to committees on which the DF Designee serves.  The DF Designee shall receive a copy of all notices, agendas and other materials distributed to the Board, whether provided to directors in advance or during or after any meeting, regardless of whether the DF Designee will be in attendance at the meeting.

(c)           In addition to any other indemnification rights the DF Designee has pursuant to this Agreement, the Certificate of Incorporation and the Bylaws, each DF Designee that serves on the Board shall have the right to enter into, and the Company agrees to enter into, an indemnification agreement consistent with other indemnification agreements entered into between the Company and its outside directors.  The Company shall maintain director and officer insurance covering the DF Designee on the same terms and with the same amount of coverage as is provided to other members of the Board.  The Company shall reimburse the reasonable expenses incurred by the DF Designee in connection with attending (whether in person or telephonically) all meetings of the Board or committees thereof or other Company related meetings to the same extent as all other members of the Board are reimbursed for such expenses (or, in case any such expense reimbursement policy shall apply only to non-employee directors, to the same extent as all other non-employee directors).  The DF Designee shall be entitled to the same compensation for service on the Board, including, without limitation, cash fees, stock options, restricted stock and other equity awards, as is provided to other non-employee directors.

(d)           The Company and the Purchasers shall take or cause to be taken all lawful action necessary to ensure at all times as of and following the Closing Date that the Organizational Documents of the Company are not inconsistent with the provisions of this Agreement and the Transaction Documents or the transactions contemplated hereby or thereby.

5.16.        Issuance of Series A-2 Preferred Pursuant to Deerfield Loan Agreement.  Each Purchaser acknowledges that, pursuant to the Deerfield Loan Agreement (as amended by the Amendment to the Deerfield Loan Agreement) in effect as of the Closing Date, the Company is obligated to issue shares of Series A-2 Preferred in satisfaction of payments of accrued interest to be owed by the Company under such agreement for the quarterly periods ending December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012.  Each Purchaser hereby consents to the issuance of such shares of Series A-2 Preferred in satisfaction of such interest payments in accordance with Section 2.8 of the Deerfield Loan Agreement.

5.17.        Proposed Alternate Financing.

(a)           Subject to limitations set forth herein, following the first anniversary of the date hereof, each Purchaser agrees to execute and deliver a written consent pursuant to Section 5(b)(v) of the Series A-1 Certificate of Designation, Series A-2 Certificate of Designation or Series A-3 Certificate of Designation, as applicable, in connection with a proposed equity financing of the Company (a “Proposed Alternate Financing”) if all of the following conditions have been satisfied:

       (i)           the Company has cash and cash equivalents (determined in accordance with GAAP) on hand of less than $3,000,000 in the aggregate and each Purchaser shall have received a certificate signed on behalf of the Company by the Chief Financial Officer of the Company to the foregoing (a “Proposed Alternate Financing Certificate”);

       (ii)          the WP Purchasers have not sent a Series A-3 Additional Investment Notice to the Company within ten (10) days following the delivery of such Proposed Alternate Financing Certificate;

       (iii)         in connection with such Proposed Alternate Financing, the Company shall not issue any equity securities of the Company other than Common Stock or options or warrants to directly acquire only shares of Common Stock;

       (iv)         the Proposed Alternate Financing shall provide gross cash proceeds to the Company of no more than $10,000,000;

       (v)          if the Company issues shares of Common Stock (or options or warrants to directly acquire only shares of Common Stock) in such Proposed Alternate Financing, the price per share of Common Stock (or the applicable exercise price for each share of Common Stock) issued in such Proposed Alternate Financing shall be not less than 25% below the Current Market Price (as such term is defined in the Series A-1 Certificate of Designation) of the Common Stock;

       (vi)         the maximum aggregate number of shares of Common Stock issued (including shares of Common Stock issuable upon exercise or conversion of any options, warrants or other derivative securities) in such Proposed Alternate Financing shall not exceed the number equal to the quotient of (A) $10,000,000 divided by (B) 75% of the Current Market Price (as such term is defined in the Series A-3 Certificate of Designation) of the Common Stock;

        (vii)       the Proposed Alternate Financing shall have been approved by a majority of the Independent Directors; and

        (viii)      the Proposed Alternate Financing is otherwise consummated in accordance with the terms of this Agreement and the 2010 Investment Agreement, including Section 5.4 of the 2010 Investment Agreement.

For the avoidance of doubt, nothing contained herein shall preclude the Company from issuing shares of Common Stock in a transaction effected in accordance with Section 5(b)(v) of the Series A-1 Certificate of Designation, Series A-2 Certificate of Designation or Series A-3 Certificate of Designation, as applicable.

(b)           In the event the WP Purchasers send a Series A-3 Additional Investment Notice to the Company pursuant to Section 5.17(a)(ii), for the purposes of Section 2 any minimum amount or threshold otherwise applicable to such investment shall be reduced to $2,500,000.

(c)           This Section 5.17 shall no longer be applicable upon the date as of which the Purchasers no longer have the ability to purchase any Securities pursuant to Section 2 hereof.

SECTION 6.	CONDITIONS TO THE FIRST CLOSING

6.1.           Purchasers’ Actions to be Taken at the First Closing

Each of the following actions shall be taken, or documents delivered, as the case may be, by the Company on or prior to the First Closing Date, any of which may be waived only in the sole discretion of the WP Purchasers, which waiver shall be applicable with respect to all Purchasers:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of the Company set forth in Section 3 of this Agreement shall be true and correct as of the First Closing Date and such Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b)           Performance.  The Company shall have performed or complied in all material respects with all agreements, obligations, covenants and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the First Closing Date and such Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(c)            Certificates of Designation.  The amendment, substantially in the form of Exhibit B hereto, to the Series A-1 Certificate of Designation (the “Series A-1 Amendment”) shall have been duly filed with the Secretary of State of the State of Delaware and satisfactory evidence of such filing shall have been delivered to such Purchaser.  The amendment, substantially in the form of Exhibit C hereto, to the Series A-2 Certificate of Designation (the “Series A-2 Amendment”) shall have been duly filed with the Secretary of State of the State of Delaware and satisfactory evidence of such filing shall have been delivered to such Purchaser. The Series A-3 Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware and satisfactory evidence of such filing shall have been delivered to such Purchaser.

(d)            Fairness Opinion.  The Board shall have received an opinion (the “Fairness Opinion”) from ROTH Capital Partners, LLC to the effect that as of the First Closing Date and based upon and subject to the matters set forth therein, the issuance and sale of the Series A-2 Preferred pursuant to this Agreement and the Deerfield Loan Agreement (as amended by the Amendment to Deerfield Loan Agreement) and the issuance and sale of the Series A-3 Preferred pursuant to this Agreement are fair to the Company from a financial point of view and such opinion shall not been amended or rescinded.

(e)            Counsel’s Opinion.  Such Purchaser shall have received an opinion from the Company’s counsel, Fredrikson & Byron, P.A., dated the First Closing Date, and substantially in the form of Exhibit D hereto.

(f)             Certificate of Conversion.  Solely as a condition to the obligations of the WP Purchasers hereunder, the Deerfield Purchasers shall have each executed and delivered to the Company and the WP Purchasers a certificate of conversion with respect to the Series A-1 Preferred, the Series A-2 Preferred and the Series A-3 Preferred, in each case in the form attached hereto as Exhibit E (the “Certificate of Conversion”), which certificate shall (i) be irrevocable and (ii) automatically become effective on the Deerfield Termination Date.

(g)            Voting Agreement.  Solely as a condition to the obligations of the WP Purchasers hereunder, the Deerfield Purchasers shall have each executed and delivered a Voting Agreement, substantially in the form of Exhibit F.

(h)            Amendment to 2010 Investment Agreement.  The Company and each of the Purchasers shall have executed and delivered that certain Amendment to Investment Agreement (the “Amendment to 2010 Investment Agreement”) substantially in the form of Exhibit G.

(i)             Amendment to Deerfield Loan Agreement.  The Company and each of the Deerfield Purchasers shall have executed and delivered that certain Amendment to the Deerfield Loan Agreement (the “Amendment to Deerfield Loan Agreement”) substantially in the form of Exhibit H.

(j)             Amendment to Registration Rights Agreement.  The Company and each of the Purchasers shall have executed and delivered that certain Amendment to Registration Rights Agreement (the “Amendment to Registration Rights Agreement”) substantially in the form of Exhibit I.

(k)            Stock Certificates.  The Company shall have delivered to such Purchaser one or more validly issued stock certificates to such Purchaser representing the First Closing Shares purchased by such Purchaser, duly executed by the appropriate officers of the Company.

(l)             Secretary’s Certificate.  Such Purchaser shall have received a certificate, dated the First Closing Date, of the Secretary of the Company attaching (i) a true and complete copy of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware, with all amendments thereto, (ii) true and complete copies of the Company’s Bylaws in effect as of such date, and (iii) resolutions of the Board authorizing the execution and delivery of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

SECTION 7.	CLOSING DELIVERIES FOR ADDITIONAL PURCHASES OF SERIES A PREFERRED

7.1.           Series A-3 Additional Investment Closing

Concurrent with each Series A-3 Additional Investment Closing Date, the Company shall deliver the following documents to the Purchasers, any of which may be waived only in the sole discretion of the WP Purchasers, which waiver shall be applicable with respect to all Purchasers:

(a)            Counsel’s Opinion.  Such Purchaser shall have received an opinion from the Company’s counsel, Fredrikson & Byron, P.A. (or another counsel reasonably acceptable to the WP Purchasers), dated such Closing Date, and substantially in the form of Exhibit D hereto with such changes to reflect the Securities to be issued at such Closing.

(b)            Stock Certificates.  The Company shall have delivered to such Purchaser one or more validly issued stock certificates to such Purchaser representing the applicable Securities purchased by such Purchaser, duly executed by the appropriate officers of the Company.

(c)            Secretary’s Certificate.  Each Purchaser shall have received a certificate, dated such Closing Date, of the Secretary of the Company attaching (i) a true and complete copy of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware, with all amendments thereto, and (ii) true and complete copies of the Company’s Bylaws in effect as of such date.

SECTION 8.	INTERPRETATION OF THIS AGREEMENT

8.1.           Terms Defined

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

2010 Investment Agreement:  shall mean that certain Investment Agreement, dated as of June 7, 2010, by and among the Company and the Purchasers, as amended by the Amendment to 2010 Investment Agreement, dated as of the date hereof, by and among the Company and the Purchasers, as the same may be further amended from time to time.

Acquiring Person:  shall mean any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than any Person who is a member of the WP Purchaser Group).

Additional Issuance: shall have the meaning set forth in Section 2.5(a).

Affiliate:  shall mean any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity.

Agreement:  shall mean this Investment Agreement, dated as of January 9, 2012, among the Company and the Purchasers, as the same may be amended from time to time.

Amendment to 2010 Investment Agreement:  shall have the meaning set forth in Section 6.1(h).

Amendment to Deerfield Loan Agreement:  shall have the meaning set forth in Section 6.1(i).

Amendment to Registration Rights Agreement:  shall have the meaning set forth in Section 6.1(j).

Antitrust Extension Period:  shall have the meaning set forth by Section 5.3(b).

Antitrust Regulations:  shall have the meaning set forth by Section 5.3(b).

Approved Markets:  shall mean the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the New York Stock Exchange.

Authorized Common Stock Number:  shall mean the number of shares of Common Stock to be authorized pursuant to the Capitalization Proposal, which shall be determined by mutual agreement between the Company and the WP Purchasers, provided that in the event the Company and the WP Purchasers are not able to reach agreement regarding the Authorized Common Stock Number prior to the date that is five (5) Business Days prior to the date on which the Company first files its preliminary Proxy Statement with the SEC, the Authorized Common Stock Number shall be determined by the WP Purchasers in their sole discretion.

Authorized Preferred Stock:  shall have the meaning set forth in Section 3.3(a).

Beneficially Own:  shall mean, with respect to any securities, having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

Board:  shall have the meaning set forth in Section 2.4(c).

Business Day:  shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Bylaws:  shall mean the Amended and Restated Bylaws of the Company, as amended from time.

Capitalization Proposal:  shall mean an amendment to the Certificate of Incorporation, through the Charter Amendment, which increases the authorized numbers of shares of Common Stock to the Authorized Common Stock Number.

Certificate of Conversion:  shall have the meaning set forth in Section 6.1(f).

Certificate of Designation:  shall mean either the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation or the Series A-3 Certificate of Designation, as applicable.

Certificate of Incorporation:  shall mean the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

Change of Board Recommendation:  shall have the meaning set forth in Section 5.3(c)(iii).

Change of Control:  shall mean the consummation of any transaction or series of related transactions involving (i) any purchase or acquisition (whether by way of tender offer, exchange offer, merger, consolidation, amalgamation, scheme or arrangement, acquisition, business combination or similar transaction or otherwise) by any Acquiring Person of any of (A) securities representing a majority of the outstanding voting power of the Company entitled to elect the Board or (B) the majority of the outstanding shares of Common Stock, (ii) any sale, lease, exchange, transfer, exclusive license or disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken together as a whole, to an Acquiring Person, (iii) any merger, consolidation, amalgamation, scheme or arrangement, acquisition, business combination or similar transaction in which the holders of Voting Securities of the Company immediately prior to the transaction, as a group, do not hold securities representing a majority of the outstanding voting power entitled to elect the board of directors of the surviving entity in such merger, consolidation, amalgamation, scheme or arrangement, acquisition, business combination or similar transaction or (iv) a liquidation, dissolution or winding up of the Company.

Change of Control Notice: shall have the meaning set forth in Section 2.4(c).

Charter Amendment: shall mean an amendment to the Certificate of Incorporation, substantially in the form of Exhibit J.

Closing:  shall mean the First Closing or any Series A-3 Additional Investment Closing, as applicable.

Closing Date:  shall mean the First Closing Date or any Series A-3 Additional Investment Closing Date, as applicable.

Code:  shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

Commitment and Commitments:  shall have the meaning set forth in Section 3.12.

Common Stock:  shall have the meaning set forth in Section 1.

Company:  shall have the meaning set forth in the Preamble.

Company Bank Account:  shall have the meaning set forth in Section 2.1.

Company Benefit Plans:  shall have the meaning set forth in Section 3.13(b).

Company Disclosure Letter:  shall have the meaning set forth in the first paragraph of Section 3.

Company Intellectual Property:  shall have the meaning set forth in Section 3.16(b).

Company Products:  shall mean the following product candidates of the Company: (i) Marqibo® (vincristine sulfate liposome injection, OPTISOME™), (ii) Alocrest™ (vinorelbine liposomes injection, OPTISOME™), (iii) Brakiva™ (topotecan liposomes injection, OPTISOME™) and (iv) Menadione Topical Lotion.

Company SEC Reports:  shall have the meaning set forth in Section 3.7(a).

Contingent Obligation: shall mean, as to any Person, any direct or indirect liability, contingent or otherwise, of that person with respect to any indebtedness, lease, dividend or other obligation of another person if the primary purpose or intent of the person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

Contract:  shall mean any agreement, contract, commitment, understanding, arrangement, restriction or other instrument, whether oral or written, to which the Company or any of its Subsidiaries is a party, which includes any rights or obligations thereof, or which otherwise relates to or affects any of their respective assets, including, without limitation, any indenture, lease, mortgage, deed of trust, loan, credit or security agreement, note or other evidence of indebtedness, guaranty, stockholders agreement, license, joint venture agreement, distribution agreement, or employment, severance or consulting agreement.

Conversion Shares:  shall mean the Series A-1 Conversion Shares, the Series A-2 Conversion Shares and the Series A-3 Conversion Shares.

Deerfield Funds: shall mean Deerfield Private Design, Deerfield Private Design International, Deerfield Special Situations, Deerfield Special Situations Fund International and any Affiliated funds.

Deerfield Loan Agreement:  shall mean that certain Facility Agreement, dated October 30, 2007, between the Company and Deerfield Private Design Fund, L.P., Deerfield Special Situations Fund, L.P., Deerfield Special Situations Fund International Limited, and Deerfield Private Design International, L.P., as amended by the First Amendment to Facility Agreement, dated as of June 7, 2010, and as further amended by the Amendment to Deerfield Loan Agreement.

Deerfield Participation Purchase Price: shall have the meaning set forth in Section 2.5(a).

Deerfield Participation Right: shall have the meaning set forth in Section 2.5(a).

Deerfield Participation Right Termination Event: shall mean the earliest to occur of (i) one or more Deerfield Purchasers providing written notice to the WP Purchasers and the Company that the Deerfield Purchasers will not participate for the full amount of Deerfield Participation Shares in an Additional Issuance; or (ii) the Deerfield Purchasers failing to purchase all of the applicable Deerfield Participation Shares for the applicable Deerfield Participation Purchase Price on the applicable Closing Date for such purchase (including the failure of one or more Deerfield Purchasers to fund all of their applicable portion of the Deerfield Participation Purchase Price).

Deerfield Participation Shares: shall have the meaning set forth in Section 2.5(a).

Deerfield Private Design:  shall have the meaning set forth in the Preamble.

Deerfield Private Design International:  shall have the meaning set forth in the Preamble.

Deerfield Pro Rata Portion:  shall mean 10%.

Deerfield Purchaser and Deerfield Purchasers:  shall have the respective meanings set forth in the Preamble.

Deerfield Purchaser Group:  shall mean Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited, and any Affiliate of any of the foregoing other than any “portfolio company” (as such term is customarily used among private equity investors) of any of the foregoing.

Deerfield Special Situations:  shall have the meaning set forth in the Preamble.

Deerfield Special Situations Fund International:  shall have the meaning set forth in the Preamble.

Deerfield Termination Date: shall have the meaning set forth in Section 2.5(c).

DF Designee: shall mean an individual who is a managing director or partner of a Deerfield Fund.

DGCL:  shall mean the Delaware General Corporation Law.

Disregarded Entity: shall have the meaning set forth in Section 5.10(b).

Dividend Equivalent Amount: shall have the meaning set forth in the Series A-2 Certificate of Designation and the Series A-3 Certificate of Designation, as applicable.

Environmental Claims:  shall mean, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance, liability or violation by any Governmental Authority, alleging potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or any violation of Environmental Law or agreement pertaining to Hazardous Materials or Environmental Laws or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the actual or alleged presence or Release of, or exposure to, any Hazardous Materials or violation of Environmental Laws.

Environmental Laws:  shall mean all federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Authority, relating to pollution, Hazardous Materials, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement.

Environmental Permits:  shall mean all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

ERISA:  shall have the meaning set forth in Section 3.13(b).

ERISA Affiliate:  shall have the meaning set forth in Section 3.13(c)(2).

Exchange Act:  shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exempt Change of Control: shall mean a Change of Control resulting solely from a Transfer by the WP Purchaser Group of all of the Securities owned by the WP Purchaser Group in a privately negotiated sale transaction between the WP Purchaser Group and an unaffiliated third party and not in connection with a transaction that would have otherwise resulted in a Change of Control.

Fairness Opinion:  shall have the meaning set forth in Section 6.1(d).

FDA:  shall mean the U.S. Food and Drug Administration.

First Closing:  shall have the meaning set forth in Section 2.3(a).

First Closing Date:  shall have the meaning set forth in Section 2.3(a).

First Tranche Shares:  shall have the meaning set forth in Section 2.1.

First Tranche Purchase Price:  shall have the meaning set forth in Section 2.1.

Fully Diluted Basis:  means all outstanding shares of the Common Stock assuming the exercise of all outstanding stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, shares of Common Stock without regard to any restrictions or conditions with respect to the exercisability thereof, including all Conversion Shares, provided that, notwithstanding the foregoing, Fully Diluted Basis shall not include any Conversion Shares that are subject to limitations on issuance as set forth in the applicable Certificate of Designation.

GAAP:  shall have the meaning set forth in Section 3.7(b).

Governmental Authority:  shall mean any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county parish or municipality, jurisdiction or other political subdivision thereof or any self-regulatory organization.

Hazardous Materials:  shall mean (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, molds, or radon; or (iii) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.

HSR Act:  shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Indebtedness: shall mean, without duplication, (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any person, even though the person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

Indemnified Party: shall have the meaning set forth in Section 5.2(a).

Independent Director:  shall mean an individual who, as a member of the Board following the Closing Date, is not a WP Purchaser Designee.

Intellectual Property:  shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions, processes, improvements, discoveries, ideas, know-how, research and development, formula methodology, and technology, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights, (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection therewith; (vii) rights under all agreements relating to the foregoing, (viii) books and records relating to the foregoing, and (ix) any similar intellectual property or proprietary rights.

Intervening Event:  shall have the meaning set forth in Section 5.3(c)(iii).

Liens:  shall mean any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option, pledge, security interest, indenture, hypothecation, deed of trust, right of first refusal, easement, security agreement, or restriction of any kind, including any restriction or limitation on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

Market Transfers:  shall mean sales effected through a securities exchange or national quotation system or through a broker, dealer or other market maker, in a manner in which the identity of the purchaser, other than the broker, dealer, or market maker through which such sale is being effected, has not been designated by a Purchaser Group and is effected in a manner through which the identity of the purchaser cannot or would not customarily be available to such Purchaser Group as the seller.

Marketing Approval Date: shall mean the date the WP Purchasers first receive notice in writing from the Company that the Company has first received written marketing approval in the United States (which for the purposes of clarity shall include “accelerated approval”) from the FDA for a New Drug Application submitted for any of the Company Products.

Material Adverse Effect:  shall mean any effect, change, event, occurrence, condition, circumstance or development (each, a “Change,” and collectively, “Changes”) that individually or in the aggregate (a) was or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities, properties or results of operations of the Company and its Subsidiaries, taken as a whole, provided, however, that in determining whether a Material Adverse Effect has occurred under clause (a), any Change shall be excluded to the extent that it occurs after the date of this Agreement and results from (i) changes in GAAP, (ii) general changes in the economy or the industries in which the Company and its Subsidiaries operate, (iii) any acts of war, terrorism, insurrection or civil disobedience, (iv) any change in law applicable to the Company or Subsidiaries (not including any changes in healthcare laws, rules and regulations), (v) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the WP Purchasers, (vi) changes in the market price or trading volumes of the Common Stock or the Company's other securities (it being understood that this clause (vi) shall not prevent a party from asserting that any Change that may have contributed to such change contemplated in this clause (vi) constitutes or contributes to a Material Adverse Effect) or (vii) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance (but not the underlying causes of such failure), in each case, to the extent that such circumstances, events, changes, developments or effects described in any of the foregoing clauses (i), (ii), (iii) or (iv) do not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole (relative to other participants in the industries, markets or geographic areas in which the Company and its Subsidiaries compete); or (b) would prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

Material Closing Date Contracts:  shall have the meaning set forth in Section 3.15(b).

Material Licenses:  shall have the meaning set forth in Section 3.9(c).

Material Signing Date Contracts:  shall have the meaning set forth in Section 3.15(a).

Maximum Series A-3 Additional Investment Shares:  shall have the meaning set forth in Section 2.2.

Minimum Series A-3 Additional Investment Shares:  shall have the meaning set forth in Section 2.2.

Organizational Documents:  shall mean the Certificate of Incorporation and the Bylaws.

Permitted Transferees:  shall have the meaning set forth in Section 5.12.

Person:  shall mean an individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, other entity or government or any agency or political subdivision thereof.

Proposed Alternate Financing:  shall have the meaning set forth in Section 5.17.

Proposed Alternate Financing Certificate:   shall have the meaning set forth in Section 5.17.

Proxy Statement:  shall have the meaning set forth in Section 5.3(c)(i).

Purchaser and Purchasers:  shall have the meaning set forth in the Preamble.

Purchaser Affiliate:  means an Affiliate of a Purchaser other than any “portfolio company” (as such term is customarily used among private equity investors) of such Purchaser.

Purchaser Group:  shall mean either the Deerfield Purchaser Group or the WP Purchaser Group, as applicable.

Purchaser Percentage Interest:  shall mean, with respect to a Purchaser, the percentage of Total Voting Power, determined on the basis of the number of Voting Securities on a Fully Diluted Basis, that is Beneficially Owned by the such Purchaser’s Purchaser Group.

Reference SEC Reports:  Company SEC Reports filed with or furnished to the SEC on or after January 1, 2011 and prior to the date hereof and publicly available (without giving effect to any amendment to any such Company SEC Reports filed on or after the date hereof and excluding (i) documents filed as exhibits thereto, (ii) documents incorporated by reference therein and (iii) any disclosures that constitute general cautionary, predictive or forward-looking statements set forth in any section of a Company SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other sections of such filings).

Registration Rights Agreement:  shall mean that certain Registration Rights Agreement, dated as of June 7, 2010, by and among the Company and the Purchasers, as the same may be amended from time to time.

Release: shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

representatives:  shall mean the officers, directors, agents, members, partners, employees or Affiliates of a Person.

Rule 16b-3:  shall have the meaning set forth in Section 3.29.

Sarbanes-Oxley Act:  shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

SEC:  shall mean the Securities and Exchange Commission.

Section 16(b) Extension Period:  shall have the meaning set forth in Section 5.6(b).

Section 16(b) Period:  shall have the meaning set forth by Section 5.6(b).

Securities:  shall mean the shares of Series A Preferred (including the Conversion Shares) issued or issuable to the Purchasers pursuant to this Agreement.

Securities Act:  shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Series A Preferred: shall mean the Series A-1 Preferred, the Series A-2 Preferred and the Series A-3 Preferred, collectively.

Series A-1 Amendment:  shall have the meaning set forth in Section 6.1(c).

Series A-1 Certificate of Designation: shall mean the Corrected Certificate of Designation of Series A-1 Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on June 11, 2010.

Series A-1 Preferred: shall mean the Company’s Series A-1 Convertible Preferred Stock.

Series A-2 Amendment:  shall have the meaning set forth in Section 6.1(c).

Series A-2 Certificate of Designation: shall mean the Corrected Certificate of Designation of Series A-2 Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on June 11, 2010.

Series A-2 Conversion Shares: shall mean shares of Common Stock into which the Series A-2 Preferred are convertible.

Series A-2 Preferred: shall have the meaning set forth in Section 1.

Series A-3 Additional Investment Closing: shall have the meaning set forth in Section 2.3(b).

Series A-3 Additional Investment Closing Date: shall have the meaning set forth in Section 2.3(b).

Series A-3 Additional Investment Notice: shall have the meaning set forth in Section 2.3(b).

Series A-3 Additional Investment Purchase Price: shall have the meaning set forth in Section 2.2.

Series A-3 Additional Investment Shares: shall have the meaning set forth in Section 2.2.

Series A-3 Additional Investment Tranche: shall have the meaning set forth in Section 2.2.

Series A-3 Certificate of Designation: shall have the meaning set forth in Section 1.

Series A-3 Conversion Conditions: shall mean, only to the extent applicable at the time of determination, those conditions to the conversion of the Series A-3 Preferred into Conversion Shares as set forth in Annex I of the Series A-3 Certificate of Designation.

Series A-3 Conversion Shares: shall mean shares of Common Stock into which the Series A-3 Preferred are convertible.

Series A-3 Preferred: shall have the meaning set forth in Section 1.

Shares:  shall mean shares of the Series A-2 Preferred and Series A-3 Preferred.

Stockholder Approval: shall mean the affirmative vote of the requisite holders of the outstanding shares of Common Stock (including the Series A Preferred) entitled to vote, either at a meeting of stockholders of the Company validly called and at which a quorum is present or by written consent, approving the Capitalization Proposal in accordance with the relevant provisions of the DGCL.

Stockholder Approval Outside Date: shall mean July 9, 2012.

Stockholder Meeting: shall mean the special meeting of the Company’s stockholders to be called by the Company for the purpose of obtaining the Stockholder Approval.

Stockholder Proposal:  shall mean the Capitalization Proposal.

Subsidiary:  shall mean a partnership, joint-stock company, corporation, limited liability company, trust, unincorporated organization or other entity of which a Person owns, directly or indirectly, more than 50% of the stock or other interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such entity.

Takeover Provision:  shall have the meaning set forth in Section 5.5.

Total Voting Power: shall mean at any time the total combined voting power in the general election of directors of all the Voting Securities then outstanding.

Transaction Documents:  shall mean the Series A-1 Amendment, the Series A-2 Amendment, the Series A-3 Certificate of Designation, the Voting Agreement, the Charter Amendment and the Amendment to 2010 Investment Agreement.

Transfer:  shall mean any sale, assignment, pledge, transfer, hypothecation, short sale, grant any option for the purchase of, or other disposition.

Voting Agreement:  shall mean that certain Voting Agreement, dated as of January 9, 2012, among WPX, Deerfield Private Design, Deerfield Private Design International, Deerfield Special Situations and Deerfield Special Situations Fund International.

Voting Securities:  shall mean, at any time, shares of any class of equity securities of the Company which are then entitled to vote generally in the election of directors.

WP Change of Control Election: shall have the meaning set forth in Section 2.4(c).

WP Partners:  shall have the meaning set forth in the Preamble.

WP Purchaser and WP Purchasers: shall have the meaning set forth in the Preamble.

WP Purchaser Designee:  shall mean any of the individuals designated by the WP Purchasers and appointed to the Board pursuant to Section 5.16 of the 2010 Investment Agreement.

WP Purchaser Group:  shall mean Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P., Warburg Pincus LLC and any Affiliate of any of the foregoing other than any “portfolio company” (as such term is customarily used among private equity investors) of any of the foregoing.

WPX:  shall have the meaning set forth in the Preamble.

8.2.           Accounting Principles

Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

8.3.           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any contrary result otherwise required by conflict or choice of law rules.

8.4.           Paragraph and Section Headings

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

SECTION 9.	MISCELLANEOUS

9.1.           Notices

(a)            All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

(1)            if to WP Purchasers at:  c/o Warburg Pincus & Co., 450 Lexington Avenue, New York, NY 10017 (facsimile: (212) 878-9361), Attention:  Jonathan Leff, or at such other address or facsimile number as the WP Purchasers may have furnished the Company and the Deerfield Purchasers in writing, with a copy to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 (facsimile: (212) 728-8111), Attention: Steven J. Gartner, Esq./Robert T. Langdon, Esq.;

(2)            if to Deerfield Purchasers at:  Deerfield Management Company, L.P. Series C, 780 Third Avenue, 37th Floor, New York, NY  10017 (facsimile: (212) 599-3075), Attention:  James E. Flynn, or at such other address or facsimile number as the Deerfield Purchasers may have furnished the Company and the WP Purchasers in writing, with a copy to with a copy to Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, NY 10022 (facsimile: (212) 894-5827), Attention: Robert I. Fisher, Esq.; and

(3)            if to the Company, at: 2207 Bridgepointe Parkway, Suite 250, San Mateo, CA 94404 (facsimile: (650) 558-2787), Attention:  Chief Executive Officer, or at such other address or facsimile number as it may have furnished the Purchasers in writing, with a copy to Fredrikson & Byron, P.A., 200 South 6th Street, Suite 4000, Minneapolis, Minnesota  55402 (facsimile: (612) 492-7077), Attention:  Christopher J. Melsha.

(b)           Any notice so addressed shall be deemed to be given:  if delivered by hand or facsimile, on the date of such delivery; if delivered by a national overnight courier, on the first Business Day following the date placed with such courier for overnight delivery; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

9.2.           Expenses and Taxes

(a)           At each Closing, the Company shall reimburse the WP Purchasers for the reasonable fees and disbursements incurred by the WP Purchasers in connection with transactions contemplated hereby and the Transaction Documents, including fees and disbursements of legal counsel (including the fees and expenses of Willkie Farr & Gallagher LLP), accountants, advisors and consultants, and such other fees and expenses, including diligence fees and expenses, incurred by the WP Purchaser Group in connection with (i) the negotiation and execution and delivery of this Agreement and the Transaction Documents and any instrument delivered in connection therewith as well as any amendments, modifications or waivers thereto, (ii) the transactions contemplated by this Agreement and the other agreements contemplated hereby, including the Transaction Documents, (iii) all fees and expenses related compliance with Antitrust Regulations, including any filing fees required by such Antitrust Regulations, and (iv) any fees associated with listing any of the Securities on a securities exchange.  Reimbursement of such fees, disbursements and expenses shall be made by wire transfer of immediately available funds to an account or accounts designated by the WP Purchaser, set forth in a statement delivered to the Company on or prior to the applicable Closing Date, and thereafter the Company will pay, promptly upon receipt of a supplemental statement therefor, such additional reasonable fees, disbursements and expenses, if any, as may be incurred by the WP Purchaser Group in connection with such transactions.  All such fees and disbursements of the WP Purchasers submitted for reimbursement shall be accompanied by invoices or other reasonable documentation evidencing such items; provided, however, with respect to reimbursement of expenses for legal counsel, the “reasonable documentation” need not include any attorney time descriptions of work performed.

(b)           The Company will pay, and save and hold the Purchasers harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and delivery or acquisition of the Securities.

9.3.           Reproduction of Documents

This Agreement and the Transaction Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by a Purchaser on a Closing Date (except for certificates evidencing the Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchaser, may be reproduced by the Purchaser by any photographic, photostatic, microfilm, micro card, miniature photographic or other similar process and the Purchaser may destroy any original document so reproduced.  All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by a Purchaser in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

9.4.           Survival

Notwithstanding any termination of the parties’ obligation to consummate the transactions contemplated hereby, all other terms of this Agreement shall remain in full force and effect after each Closing to the extent such provisions apply following such Closing.  The representations, warranties and covenants made by a Purchaser and the Company herein or in any certificate or other instrument delivered by a Purchaser or the Company under this Agreement shall be considered to have been relied upon by the Company or such Purchasers, as the case may be, and shall survive delivery to such Purchaser of any of the Securities, or payment to the Company for such Securities (if any), regardless of any investigation made by the Company or such Purchaser, as the case may be, or on the Company’s or such Purchaser’s behalf until eighteen (18) months after each Closing; provided, however, that the representations and warranties set forth in Section 3.1 (Corporate Organization), Section 3.2 (No Subsidiaries), Section 3.3 (Capitalization), Section 3.4 (Authorization), Section 3.5 (No Conflicts), Section 3.6 (Approvals), Section 3.7 (Reports and Financial Statements) and Section 3.25 (Investment Banking) shall survive each Closing until sixty (60) days following the expiration of any applicable statute of limitations (including any extensions thereof).  Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 9.4, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved.  All statements in any such certificate or other instrument delivered by the Company shall constitute warranties and representations by the Company hereunder.  Notwithstanding any termination of the parties’ obligation to consummate the transactions contemplated hereby, all other terms of this Agreement shall remain in full force and effect after each Closing to the extent such provisions apply following such Closing.

9.5.           Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.  The Company may not assign its rights or obligations hereunder without the prior written consent of the WP Purchasers.  A Purchaser may assign their respective rights and obligations hereunder to any of members of its Purchaser Group.  In addition, the WP Purchasers may assign all, but not less than all, of their rights and obligations hereunder to any Person at any time without the need to any consent from the Company or any other Purchaser, provided that in connection with any such assignment, the WP Purchaser Group shall Transfer any Securities then owned by the WP Purchaser Group to such Person.

9.6.           Entire Agreement; Amendment and Waiver

This Agreement, the 2010 Investment Agreement and the Transaction Documents and the other agreements contemplated hereby and thereby constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties.  This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company (to the extent approved by a majority of Independent Directors) and the WP Purchasers, and, solely to the extent they are materially and disproportionately adversely affected by such amendment relative to the WP Purchasers, the Deerfield Purchasers; provided that the consent of the Deerfield Purchasers shall not be required for any amendment of this Agreement or any of the Transaction Documents from and after the date that the Deerfield Purchasers’ Purchaser Percentage Interest is less than 10% except that the provisions of Section 2.5, Section 5.6 and Section 5.15, including the defined terms contained therein, and this Section 9.6, may not be amended without the consent of the Deerfield Purchasers prior to the date on which the Deerfield Funds collectively do not beneficially own at least 10% of the Common Stock as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

9.7.           Severability

In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

9.8.           Limitation on Enforcement of Remedies

The Company hereby agrees that it will not assert against the former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents of a Purchaser any claim it may have under this Agreement by reason of any failure or alleged failure by such Purchaser to meet its obligations hereunder.

9.9.           Lost Certificates Evidencing Shares; Exchange.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Securities owned by a Purchaser and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of securities evidenced by such certificate which remains outstanding.  Upon surrender of any certificate representing any Securities, for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Securities represented by the certificate so surrendered and registered as such holder may request.  The Company will also pay the cost of all deliveries of certificates for such Securities to the office of a Purchaser (including the cost of insurance against loss or theft in an amount satisfactory to the holders) upon any exchange provided for in this Section 9.9. Notwithstanding the foregoing, to the extent any third party engaged as transfer agent for any of the Securities requires an indemnity bond in connection with the issuance of any new or replacement certificate, such Purchaser will be solely responsible for the costs thereof.

9.10.        Terms Generally

The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears.  All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The definitions given for terms in Section 8.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time.

9.11.        Draftsmanship

Each of the parties hereto has been represented by its own counsel and acknowledges that it has participated in the drafting of this Agreement and the Transaction Documents, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement or the Transaction Documents.  Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

9.12.        Counterparts

This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

9.13.        Several and Not Joint

The obligations of each Purchaser under this Agreement and the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or any Transaction Document.  The failure or waiver of performance under this Agreement or any Transaction Document by any Purchaser shall not excuse performance by any other Purchaser.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Transaction Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents to which it is a party, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

9.14.        Specific Performance

The parties acknowledge and agree that irreparable damage would result in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each party shall be entitled to an injunction or other equitable relief, without the necessity of posting a bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

9.15.        Waiver of Anti-Dilution Adjustment.  Pursuant to the provisions of the Series A-1 Certificate of Designation, each of the Purchasers hereby waives, on behalf all holders of shares of Series A-1 Preferred, the adjustment to the conversion price of the Series A-1 Preferred pursuant to Section 8(a)(viii) of the Series A-1 Certificate of Designation that results from the issuance of shares of Series A-2 Preferred or Series A-3 Preferred pursuant to this Agreement or from the issuance of shares of Series A-2 Preferred pursuant to the Deerfield Loan Agreement in satisfaction of payments of accrued interest to be owed by the Company under such agreement for the quarterly periods ending December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012.  Each Purchaser waives any right to notice under the terms of the Series A-1 Certificate of Designation solely with respect to this waiver.  This waiver is limited solely to issuance of shares of Series A-2 Preferred and shares of Series A-3 Preferred pursuant to this Agreement and shares of Series A-2 Preferred pursuant to the Deerfield Loan Agreement in satisfaction of payments of accrued interest to be owed by the Company under such agreement for the quarterly periods ending December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012, and shall not be deemed to be a waiver for any other purpose.

9.16.        No Recourse

(a)           Notwithstanding that each WP Purchaser is a partnership, (a) no recourse hereunder or under any Transaction Document shall be had against any Related Party of a WP Purchaser or any Related Party of any of the WP Purchaser Group’s Related Parties, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of a WP Purchaser or any Related Party of any of WP Purchaser Group’s Related Parties under this Agreement or any other Transaction Document or for any claim based on, in respect of, or by reason of such obligations hereunder or by their creation.

(b)           Notwithstanding that each Deerfield Purchaser is a partnership, (a) no recourse hereunder or under any Transaction Document shall be had against any Related Party of a Deerfield Purchaser or any Related Party of any of the Deerfield Purchaser Group’s Related Parties, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of a Deerfield Purchaser or any Related Party of any of Deerfield Purchaser Group’s Related Parties under this Agreement or any other Transaction Document or for any claim based on, in respect of, or by reason of such obligations hereunder or by their creation.

(c)           As used in this Section 9.16, a “Related Party” of a Person shall mean any former, current or future controlling person, director, officer, employee, agent, general or limited partner, manager, member, affiliate, stockholder, assignee or representative of such Person or any of its successors or permitted assigns or any former, current or future controlling person, director, officer, employee, agent, general or limited partner, manager, member, affiliate, stockholder, assignee or representative of any of the foregoing, other than the WP Purchasers in the case of Section 9.16(a) or the Deerfield Purchasers in the case of Section 9.16(b).

[SIGNATURE PAGE FOLLOWS]

Very truly yours, TALON THERAPEUTICS, INC. By: /s/ Steven R. Deitcher, M.D. Name: Steven R. Deitcher, M.D. Title: President & Chief Executive Officer

ACCEPTED AND AGREED:

WARBURG PINCUS PRIVATE EQUITY X, L.P.
By:          Warburg Pincus X L.P., its General Partner
 By:          Warburg Pincus X LLC, its General Partner
 By:          Warburg Pincus Partners LLC, its Sole Member
 By:           Warburg Pincus & Co., its Managing Member

By:            /s/ Jonathan Leff
  Name:     Jonathan Leff
  Title:       Partner

Resident in:  Delaware

Signature Page to Investment Agreement

Very truly yours, TALON THERAPEUTICS, INC. By: /s/ Steven R. Deitcher, M.D. Name: Steven R. Deitcher, M.D. Title: President & Chief Executive Officer

ACCEPTED AND AGREED:

WARBURG PINCUS X PARTNERS, L.P.
By:           Warburg Pincus X L.P., its General Partner
  By:           Warburg Pincus X LLC, its General Partner
    By:           Warburg Pincus Partners LLC, its Sole Member
      By:           Warburg Pincus & Co., its Managing Member

By:            /s/ Jonathan Leff
  Name:     Jonathan Leff
  Title:   Partner

Resident in:  Delaware

Signature Page to Investment Agreement

Very truly yours, TALON THERAPEUTICS, INC. By: /s/ Steven R. Deitcher, M.D. Name: Steven R. Deitcher, M.D. Title: President & Chief Executive Officer

ACCEPTED AND AGREED:

DEERFIELD SPECIAL SITUATIONS FUND, L.P.
By:           Deerfield Capital, L.P., General Partner
 By:           J.E. Flynn Capital, LLC, General Partner

By:           /s/ Jeffrey Kaplan
 Name:        Jeffrey Kaplan
 Title:         Authorized Signatory

Resident in:  Delaware

Signature Page to Investment Agreement

Very truly yours, TALON THERAPEUTICS, INC. By: /s/ Steven R. Deitcher, M.D. Name: Steven R. Deitcher, M.D. Title: President & Chief Executive Officer

ACCEPTED AND AGREED:

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:           /s/ Jeffrey Kaplan
Name:    Jeffrey Kaplan
Title:      Authorized Signatory

Resident in:  British Virgin Islands

Signature Page to Investment Agreement

Very truly yours, TALON THERAPEUTICS, INC. By: /s/ Steven R. Deitcher, M.D. Name: Steven R. Deitcher, M.D. Title: President & Chief Executive Officer

ACCEPTED AND AGREED:

DEERFIELD PRIVATE DESIGN FUND, L.P.
By:           Deerfield Capital, L.P., General Partner
 By:           J.E. Flynn Capital, LLC, General Partner

By:           /s/ Jeffrey Kaplan
 Name:   Jeffrey Kaplan
 Title:     Authorized Signatory

Resident in:  Delaware

Signature Page to Investment Agreement

Very truly yours, TALON THERAPEUTICS, INC. By: /s/ Steven R. Deitcher, M.D. Name: Steven R. Deitcher, M.D. Title: President & Chief Executive Officer

ACCEPTED AND AGREED:

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.
By:           Deerfield Capital, L.P., General Partner
 By:           J.E. Flynn Capital, LLC, General Partner

By:          /s/ Jeffrey Kaplan
Name:    Jeffrey Kaplan
Title:      Authorized Signatory

Resident in:  British Virgin Islands

Signature Page to Investment Agreement

Schedule 2.1

First Tranche

Purchaser	Number of Series A-2 Preferred	Purchase Price Per Share	Aggregate Purchase Price
Warburg Pincus Private Equity X, L.P.	95,931	$100	$9,593,100
Warburg Pincus X Partners, L.P.	3,069	$100	$306,900
Deerfield Private Design Fund, L.P.	3,511	$100	$351,100
Deerfield Private Design International, L.P.	5,656	$100	$565,600
Deerfield Special Situations Fund, L.P.	647	$100	$64,700
Deerfield Special Situations Fund International Limited	1,186	$100	$118,600

Schedule 2.2

Series A-3 Additional Investment Tranches

Maximum Series A-3 Additional Investment Shares (in aggregate)	Minimum Number of Series A-3 Preferred (per tranche)	Purchase Price Per Share
600,000	50,000	$100

EXHIBIT J
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TALON THERAPEUTICS, INC.

Talon Therapeutics, Inc., a corporation organized and existing under and by the virtue of the Delaware General Corporation Law, through its duly authorized officer and by authority of its Board of Directors does hereby certify:

FIRST:   That the name of the corporation is Talon Therapeutics, Inc., formerly known as Hana Biosciences, Inc. (the “Corporation”).  The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 6, 2002.  The date of filing of its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was September 29, 2004, as amended on December 21, 2009 and September 8, 2010 (as amended, the “Certificate of Incorporation”).

SECOND:   That the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments (the “Certificate of Amendment”) to the Certificate of Incorporation, declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation shall be amended by changing the Article thereof numbered “4.   Number of Shares.” so that, as amended, the first sentence of the first paragraph of said Article shall be and read as follows:

“The total number of shares of all classes of stock that the Corporation shall have authority to issue is Six Hundred Ten Million (610,000,000) shares consisting of: Six Hundred Million (600,000,000) shares of common stock, par value $0.001 per share (“Common Stock”); and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”).”

THIRD:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the Certificate of Amendment.

FOURTH:  That the foregoing Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Steven R. Deitcher, its Chief Executive Officer, as of [______], 2012.

TALON THERAPEUTICS, INC. By: Name: Steven R. Deitcher, M.D. Title: President & Chief Executive Officer